Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FIDELITY NATIONAL INFORMATION SERVICES, INC.,

WRANGLER MERGER SUB, INC.

and

WORLDPAY, INC.

Dated as of March 17, 2019

TABLE OF CONTENTS

ARTICLE I THE MERGER		1

1.1	The Merger	1
1.2	Closing	1
1.3	The Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Company Class A Common Stock	2
1.6	Parent Common Stock	3
1.7	Merger Sub Common Stock	3
1.8	Treatment of Company Equity Awards	3
1.9	Certificate of Incorporation of the Surviving Corporation	8
1.10	Bylaws of the Surviving Corporation	8
1.11	Directors of the Surviving Corporation	8
1.12	Officers of the Surviving Corporation	8

ARTICLE II SURRENDER AND PAYMENT		8

2.1	Deposit of Exchange Fund	8
2.2	Surrender and Payment	9
2.3	Dissenters’ Rights	10
2.4	No Further Ownership in Company	11
2.5	Dividends or Distributions with Respect to Unexchanged Shares	11
2.6	Withholding Rights	12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		12

3.1	Corporate Organization	12
3.2	Capitalization	14
3.3	Authority; No Violation	16
3.4	Consents and Approvals	17
3.5	Reports	18
3.6	Financial Statements	19
3.7	Broker’s Fees	21
3.8	Absence of Certain Changes or Events	21
3.9	Legal Proceedings	22
3.10	Taxes and Tax Returns	22
3.11	Employees and Employee Benefit Plans	24
3.12	Compliance with Applicable Law	27
3.13	Certain Contracts	29
3.14	Agreements with Regulatory Agencies	30
3.15	Customers	31
3.16	Environmental Matters	31
3.17	Real Property	32

i

3.19	Related Party Transactions	34
3.20	State Takeover Laws	35
3.21	Reorganization	35
3.22	Opinion	35
3.23	Company Information	35
3.24	Insurance	36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		36

4.1	Corporate Organization	37
4.2	Capitalization	37
4.3	Authority; No Violation	39
4.4	Consents and Approvals	40
4.5	Reports	41
4.6	Financial Statements	42
4.7	Broker’s Fees	44
4.8	Absence of Certain Changes or Events	44
4.9	Legal Proceedings	44
4.10	Taxes and Tax Returns	44
4.11	Employees and Employee Benefit Plans	46
4.12	Compliance with Applicable Law	48
4.13	Certain Contracts	50
4.14	Agreements with Regulatory Agencies	51
4.15	Customers	52
4.16	Environmental Matters	52
4.17	Real Property	52
4.19	Related Party Transactions	54
4.20	State Takeover Laws	55
4.21	Reorganization	55
4.22	Opinion	55
4.23	Parent Information	55
4.24	Insurance	56
4.25	Sufficient Funds	56

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		58

5.1	Conduct of Business Prior to the Effective Time	58
5.2	Company Forbearances	58
5.3	Parent Forbearances	62

ARTICLE VI ADDITIONAL AGREEMENTS		65

6.1	Regulatory Matters	65
6.2	Access to Information	70
6.3	Shareholder Approval and Stockholder Approval	71
6.4	Stock Exchange Listing	73

6.5	Employee Matters	73
6.6	Indemnification; Directors’ and Officers’ Insurance	75
6.7	Advice of Changes	77
6.8	Corporate Governance	77
6.9	Acquisition Proposals	78
6.10	Public Announcements	83
6.11	Takeover Statutes	83
6.12	Exemption from Liability Under Section 16(b)	84
6.13	Litigation and Claims	84
6.14	Financing	85
6.15	Transition	90
6.16	Stock Exchange Delisting	90
6.17	Employee Cooperation	90
6.18	Tax Matters	91
6.19	Treatment of Company Indebtedness	91
6.20	Exchange of Class B Units	92

ARTICLE VII CONDITIONS PRECEDENT		92

7.1	Conditions to Each Party’s Obligation to Effect the Merger	92
7.2	Conditions to Obligations of Parent and Merger Sub	93
7.3	Conditions to Obligations of the Company	94

ARTICLE VIII TERMINATION AND AMENDMENT		94

8.1	Termination	94
8.2	Effect of Termination	96

ARTICLE IX GENERAL PROVISIONS		98

9.1	Nonsurvival of Representations, Warranties and Agreements	98
9.2	Amendment	98
9.3	Extension; Waiver	98
9.4	Expenses	99
9.5	Notices	99
9.6	Interpretation	100
9.7	No Other Representations or Warranties	101
9.8	Counterparts	102
9.9	Entire Agreement	102
9.10	Waiver of Jury Trial	102
9.11	Governing Law; Jurisdiction	103
9.12	Assignment; Third-Party Beneficiaries	103
9.13	Specific Performance	104
9.14	Severability	104
9.15	Delivery by Facsimile or Electronic Transmission	104
9.16	No Recourse	105

GLOSSARY OF DEFINED TERMS

Acquisition Proposal	80
Action	22
affiliate	101
Agreement	1
Alternative Financing	86
Alternative Transaction	91
Antitrust Division	66
Applicable Achievement Level	4
Approval Date	69
Board	1
Boards	1
business day	100
Cash Consideration	2
Certificate of Merger	2
Change in Company Recommendation	81
Change in Parent Recommendation	81
Chosen Courts	103
Class B Units	15
Closing	1
Closing Date	2
Code	1
Commitment Letter	56
Company	1
Company Benefit Plan	24
Company Board	1
Company Bylaws	13
Company CEO	77
Company Charter	13
Company Class A Common Stock	2
Company Class B Common Stock	3
Company Common Stock	14
Company Compensation Committee	7
Company Contract	30
Company Covered Customer	31
Company Designated Director	77
Company Disclosure Schedule	12
Company Equity Awards	14
Company ERISA Affiliate	25
Company ESPP	5
Company Exchange Agreement Right	16
Company Indemnified Parties	75
Company Insiders	84
Company Intervening Event	81
Company Labor Agreements	26

Company Leased Properties	32
Company Meeting	72
Company Owned Properties	32
Company Parties	105
Company Performance Share Awards	4
Company Preferred Stock	14
Company PSUs	5
Company Real Property	32
Company Recommendation	82
Company Registered IP	33
Company Regulatory Agreement	31
Company Related Party Contract	35
Company Related Persons	25
Company Reports	19
Company Restricted Share	4
Company RSU	5
Company SAYE	6
Company Stock Option	3
Company Stock Plans	4
Company Subsidiary	13
Confidentiality Agreement	71
Continuing Employees	73
Controlled Group Liability	25
Converted Parent RSU	5
Converted Restricted Share	4
Converted Stock Option	3
Credit Suisse	21
Data Protection Laws	27
Data Protection Requirements	34
Debt Documents	85
Delaware Secretary	2
Departing Company Director	78
DGCL	1
Dissenting Shares	10
Divestiture	65
Dutch Central Bank Approval	66
Effective Time	2
Enforceability Exceptions	17
Environmental Laws	31
Equity Award Exchange Ratio	4
ERISA	24
Exception Shares	2
Exchange Act	17
Exchange Agent	8

Exchange Agreement	3
Exchange Fund	8
Exchange Ratio	2
Existing Agent	91
Existing Credit Agreement	91
Extended Termination Date	95
FCA	18
FCA Approval	18
FCPA	28
Final Offering Period	5
Financing	56
Financing Parties	89
Financing Sources	89
FINRA	27
FSMA	18
FTC	66
GAAP	13
Governmental Entity	18
Hazardous Substance	31
HSR Act	18
HSR Clearance	93
IFRS	20
Initial Termination Date	95
Intellectual Property Rights	32
IRS	22
IT Assets	34
Joint Proxy Statement	17
Joint Statement	17
Key Employees	90
knowledge	100
Laws	27
Liens	15
LSE	17
made available	101
Malicious Code	34
Material Adverse Effect	12
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Board	1
Merger Sub Bylaws	8
Merger Sub Certificate	37
Multiemployer Plan	25
Multiple Employer Plan	25
NACHA	29
Networks	29

New Certificates	3
New Plans	74
Non-U.S. Company Benefit Plan	26
Non-U.S. Parent Benefit Plan	47
Non-U.S. Statutory Company Benefit Plans	24
Non-U.S. Statutory Parent Benefit Plans	46
NYSE	10
OFAC	27
Old Certificate	2
Opinion Counsel	91
Original Company Meeting Date	72
Original Parent Meeting Date	72
Parent	1
Parent 10b5-1 Plan	38
Parent Articles	37
Parent Benefit Plan	46
Parent Board	1
Parent Bylaws	37
Parent CEO	77
Parent Common Stock	2
Parent Compensation Committee	39
Parent Contract	51
Parent Covered Customer	52
Parent Disclosure Schedule	36
Parent Equity Awards	38
Parent ERISA Affiliate	46
Parent ESPP	38
Parent Intervening Event	82
Parent Labor Agreements	48
Parent Leased Properties	52
Parent Meeting	71
Parent Owned Properties	52
Parent PSUs	38
Parent Real Property	52
Parent Recommendation	82
Parent Registered IP	53
Parent Regulatory Agreement	51
Parent Related Party Contract	54
Parent Related Persons	47
Parent Reports	42
Parent RSUs	38
Parent Share Issuance	18
Parent Stock Options	38
Parent Stock Plan	38
Parent Stock Price	10
Parent Subsidiary	37

v

Payoff Amount	92
Payoff Letter	91
PCI-DSS	29
Permitted Encumbrances	32
person	100
Personal Data	27
Post-Merger Share	6
Premium Cap	76
Processing Matters	27
Prospectus	18
Prospectus Rules	35
Regulatory Agencies	18
Relevant Member State	70
Remedy	66
Representatives	78
Required Amount	57
Required Information	87
Requisite Company Vote	16
Requisite Parent Vote	39
Requisite Regulatory Approvals	93
Rollover SAYE Award	6
S-4	17
Sarbanes-Oxley Act	19
SAYE Award	6

SAYE Plans	6
SEC	17
Securities Act	17
Security Breach	28
Sensitive Data	34
Share Consideration	2
Skadden	91
SRO	18
Subsidiary	13
Subsidiary Accounts	20
Superior Proposal	82
Surviving Corporation	1
Tail Period	76
Takeover Statutes	35
Tax	23
Tax Opinion	91
Tax Return	24
Taxes	23
Termination Date	95
Termination Fee	96
Transaction Agreements	35
Trigger Acquisition	80
UK Company	20
WP PLC SAYE	6

Exhibit Index

Exhibit A – Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2019 (this “Agreement”), by and among Fidelity National Information Services, Inc., a Georgia corporation (“Parent”), Wrangler Merger Sub, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”), and Worldpay, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Parent (the “Parent Board”), the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Merger Sub (the “Merger Sub Board” and together with the Parent Board and the Company Board, the “Boards”, and each, a “Board”) have approved and declared advisable this Agreement and the transactions contemplated hereby and determined that it is in the best interests of their respective companies and their shareholders and stockholders, as applicable, to enter into this Agreement and consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, on the second business day after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3 The Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, Parent shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”). The Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and as provided in this Agreement.

1.5 Conversion of Company Class A Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, Merger Sub, the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Subject to Section 2.2(c), each share of the Class A common stock, par value $0.00001 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Class A Common Stock”), except for shares of Company Class A Common Stock owned by the Company as treasury stock or otherwise owned by the Company, Parent or any of their respective direct or indirect Subsidiaries (in each case, other than shares of Company Class A Common Stock held in any Company Benefit Plans or otherwise held on behalf of a third party (collectively, the “Exception Shares”)), Dissenting Shares (to the extent provided in Section 2.3), or Company Restricted Shares (which shall be treated in accordance with Section 1.8(b)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive (i) 0.9287 shares (such ratio, as may be adjusted pursuant to Section 1.5(c), the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Parent (the “Parent Common Stock” and such shares, the “Share Consideration”), and (ii) $11.00 in cash per share without interest thereon (such amount of cash, as may be adjusted pursuant to Section 1.5(c), the “Cash Consideration”, and together with the Share Consideration, the “Merger Consideration”).

(b) All of the shares of Company Class A Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Class A Common Stock) previously representing any such shares of Company Class A Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) with respect to the Share Consideration, cash in lieu of a fractional share which the shares of Company Class A Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(c), without any interest thereon and (iii) any dividends or distributions that the holder thereof has the right to receive under Section 2.5. Old Certificates previously representing shares of Company

Class A Common Stock shall be exchanged for certificates or, at Parent’s option, evidence of shares in book entry form (collectively referred to herein as “New Certificates”), representing whole shares of Parent Common Stock as set forth in Section 1.5(a) and cash in lieu of fractional shares upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Class A Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration and the Equity Award Exchange Ratio to give holders of Company Class A Common Stock, Company Stock Options, Company Restricted Shares and Company RSUs, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this sentence shall be interpreted such that Parent or the Company shall be deemed to have consented to any action with respect to its securities that requires consent pursuant to the terms of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of (i) Company Class A Common Stock that are owned by the Company, Parent or any of their respective direct or indirect Subsidiaries (in each case, other than the Exception Shares) immediately prior to the Effective Time and (ii) Class B common stock, no par value per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Class B Common Stock”) to the extent not previously cancelled pursuant to the Company Charter or that certain Exchange Agreement, dated as of March 21, 2012, by and among the Company, Worldpay Holdings, LLC and the other parties thereto (the “Exchange Agreement”), shall be automatically cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6 Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7 Merger Sub Common Stock. At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one issued and outstanding share of common stock, par value $0.01 per share, of the Surviving Corporation.

1.8 Treatment of Company Equity Awards.

(a) Company Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Class A Common Stock (a “Company Stock Option”) granted under the Company Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Class A Common Stock and be converted into an option to purchase a number of shares of Parent Common Stock (such option, a “Converted Stock Option”) equal to the product (with the result rounded down to the nearest whole number) of (i) the number of shares of Company Class A Common Stock subject to each such Company Stock Option immediately prior to the Effective Time and (ii) the Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Class A Common Stock of such Company Stock Option immediately prior to the Effective Time divided by (B) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Converted Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. For purposes of this Agreement, “Equity Award Exchange Ratio” means the sum, rounded to the nearest one hundredth, equal to (x) the Exchange Ratio, plus (y) the quotient of (1) the Cash Consideration, divided by (2) the Parent Stock Price. Except as specifically provided above, following the Effective Time, each Converted Stock Option shall continue to be governed by the same terms and conditions (including vesting, forfeiture and exercisability terms) as were applicable to the corresponding Company Stock Option immediately prior to the Effective Time. For purposes of this Agreement, the “Company Stock Plans” means the Company’s 2012 Equity Incentive Plan, as amended, the Worldpay Group plc Transitional Award Plan, the Worldpay Group plc 2017 Performance Share Plan, the Worldpay Group plc Deferred Bonus Share Plan, the Worldpay Group plc Conditional Share Plan, and the Mercury Payment Systems, LLC 2010 Unit Incentive Plan, as restated and assumed by Vantiv, Inc. and, in each case, any predecessor plans.

(b) Company Restricted Shares. At the Effective Time, each outstanding award of restricted shares of Company Class A Common Stock (a “Company Restricted Share”) shall, automatically and without any required action on the part of the holder thereof, cease to represent restricted shares of Company Class A Common Stock and be converted into a number of restricted shares of Parent Common Stock (each, a “Converted Restricted Share”) equal to the product (with the result rounded up to the nearest whole number) of (i) the number of Company Restricted Shares subject to each such award multiplied by (ii) the Equity Award Exchange Ratio; provided that, with respect to Company Restricted Shares that are subject to performance-vesting conditions (“Company Performance Share Awards”), (A) for purposes of determining the number of shares of Company Class A Common Stock subject to the Company Performance Share Awards immediately prior to the Effective Time, performance shall be deemed to be achieved based on the Applicable Achievement Level and (B) following the Effective Time, the Converted Restricted Shares in respect of the Company Performance Share Awards shall cliff-vest based on continued service to Parent and its Subsidiaries (subject to any accelerated vesting in accordance with the terms of such Company Performance Share Awards) in accordance with the applicable award agreement governing the Company Performance Share Awards as in effect immediately prior to the Effective Time without any ongoing performance-vesting conditions. Except as specifically provided in this Section 1.8(b), following the Effective Time, each such Converted Restricted Share shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding Company Restricted Share immediately prior to the Effective Time. For purposes of this Agreement, “Applicable Achievement Level” means with respect to (1) awards denominated as “Performance Share Unit Acquisition Awards,” 300% of the target level, (2) all other awards with a performance period beginning in 2017 or 2018, 200% of the target level, (3) awards with a performance period beginning in 2019, 133% of the target level and (4) awards granted prior to the date hereof with a performance period scheduled to begin in 2020 set forth on Section 1.8(b) of the Company Disclosure Schedule, 100% of the target level; provided that in no event shall the Applicable Achievement Level exceed the maximum potential level of performance that applies to an award.

(c) Company RSUs. At the Effective Time, each outstanding restricted stock unit award granted under the Company Stock Plans (including, for the avoidance of doubt, deferred stock unit awards held by non-employee directors of the Company) (a “Company RSU”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Class A Common Stock and be converted into a restricted stock unit denominated in shares of Parent Common Stock (a “Converted Parent RSU”). The number of shares of Parent Common Stock subject to each such Converted Parent RSU shall be equal to the product (with the result rounded up to the nearest whole number) of (i) the number of shares of Company Class A Common Stock subject to each such Company RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio; provided that, with respect to Company RSUs that are subject to performance-vesting conditions (“Company PSUs”), (A) for purposes of determining the number of shares of Company Class A Common Stock subject to the Company PSUs immediately prior to the Effective Time, performance shall be deemed to be achieved based on the Applicable Achievement Level and (B) following the Effective Time, the Converted Parent RSUs in respect of the Company PSUs shall cliff-vest based on continued service to Parent and its Subsidiaries (subject to any accelerated vesting in accordance with the terms of such Company PSUs) in accordance with the applicable award agreement governing the Company PSUs as in effect immediately prior to the Effective Time without any ongoing performance-vesting conditions. Except as specifically provided in this Section 1.8(c), following the Effective Time, each such Converted Parent RSU shall continue to be governed by the same terms and conditions (including vesting, forfeiture and settlement terms) as were applicable to the corresponding Company RSU immediately prior to the Effective Time.

(d) Company Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof and, if appropriate, amending the terms of the Company’s Employee Stock Purchase Plan (the “Company ESPP”)) that it determines in good faith to be necessary or required under the Company ESPP and applicable Law to ensure that, other than as provided in Section 1.8(f), (i) except for the offering period under the Company ESPP that commenced on or about January 1, 2019 (the “Final Offering Period”), no offering period shall be authorized or commenced on or after the date of this Agreement, (ii) the Company shall not take any action to reduce the applicable purchase price for a share of Company Class A Common Stock under the Company ESPP after the date of this Agreement, (iii) if the Closing shall occur prior to the end of the Final Offering Period, the Final Offering Period shall end as of a date not later than the trading day that is five (5) business days prior to the Closing Date, (iv) each participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Class A Common Stock in accordance with the Company ESPP as of the end of the Final Offering Period, (v) participants in the Company ESPP are not permitted to increase their payroll deductions or purchase elections under the Company ESPP from those in effect on the date of this Agreement and no new participants may begin participation in the Company ESPP after the date of this Agreement, and (vi) the Company ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the Company ESPP thereafter. Prior to the Closing, the Company shall not commence any new Invitation Period (as defined therein) or the equivalent under any SAYE Plan.

(e) Company Save as You Earn Plan and WP PLC Save as You Earn Plan. Notwithstanding anything to the contrary in Section 1.8:

(i) Holders of awards under the Company’s Save as You Earn Plan (the “Company SAYE”) and under the Worldpay Group plc Savings-Related Share Option Scheme (the “WP PLC SAYE”, and together with the Company SAYE, the “SAYE Plans”) in relation to shares of Class A Common Stock in the Company (such award, a “SAYE Award”) will become entitled to exercise their SAYE Awards in connection with the Merger and receive the same consideration in respect of the shares of common stock of the Company that they acquire under such SAYE Awards as is payable to holders of Company Class A Common Stock pursuant to Section 1.5. If and to the extent that any SAYE Award (that has not become a Rollover SAYE Award pursuant to Section 1.8(e)(ii) below) shall be exercised by a holder of such SAYE Award after the Effective Time, Parent, as the sole stockholder of the Surviving Corporation, may amend the Surviving Corporation’s certificate of incorporation to provide that any share of common stock of the Surviving Corporation issued as a consequence of such exercise (a “Post-Merger Share”) shall immediately be transferred to Parent or be redeemed by the Surviving Corporation, in each case, in consideration for the issuance of, or otherwise be automatically exchanged upon such issuance for, such number of shares of Parent Common Stock and the payment of such amount in cash as is equivalent to the Merger Consideration which would have been received in accordance with Section 1.5 if the Post-Merger Share had constituted Company Class A Common Stock and had been surrendered immediately following the Effective Time in accordance with Section 2.2(a), such consideration to be provided as soon as practicable and, in any event, no later than fourteen (14) days after the transfer, redemption or exchange, as applicable, of such Post-Merger Share.

(ii) Notwithstanding the foregoing, Parent shall offer each holder, as of the Effective Time, of a SAYE Award the opportunity to exchange such holder’s SAYE Award for an award in respect of Parent Common Stock (each, a “Rollover SAYE Award”) on the following terms (or as otherwise agreed with HM Revenue & Customs):

(a) the number of shares of Parent Common Stock subject to each Rollover SAYE Award will be equal to the product (with the result rounded up to the nearest whole number) of (x) the number of shares of Company Class A Common Stock subject to each such SAYE Award immediately prior to the Effective Time and (y) the Equity Award Exchange Ratio; and

(b) all other terms and conditions of the SAYE Awards will continue to apply, including the original vesting and exercise periods, the aggregate exercise price payable and the terms and conditions of the original savings contract.

(iii) Parent and the Company agree that, in accordance with the rules of the SAYE Plans, any SAYE Awards that are not exchanged for awards of Parent Common Stock in accordance with the above terms will cease to be capable of exercise no later than the date that is six (6) months following the Closing Date, at which point such SAYE Awards will lapse and no consideration shall be payable in respect thereof (to the extent not exercised).

(iv) Parent and the Company agree that the terms of all SAYE Awards will be amended in accordance with the terms of the SAYE Plans, with effect as of the Effective Time, to provide that the shares subject to the SAYE Awards are shares of common stock of the Surviving Corporation.

(v) Notwithstanding anything to the contrary in this Section 1.8(e), in the event that the performance of any of the foregoing provisions of this Section 1.8(e) shall be deemed not in accordance with, or unadvisable pursuant to, applicable Law by either Parent or the Company, in each case, after consultation with the other party and outside legal counsel, the Company and Parent shall cooperate in good faith to explore alternative structural mechanisms that would result in the exchange of the SAYE Awards, upon exercise of such SAYE Awards by the applicable holders thereof, for the Merger Consideration as described in Section 1.8(e)(i).

(f) Company Actions. Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board (the “Company Compensation Committee”), as applicable, shall adopt any resolutions and take any actions that each of them determines in good faith are necessary to (i) effectuate the treatment of the Company Stock Options, the Company Restricted Shares, the Company RSUs, Company Class A Common Stock under the Company ESPP and the SAYE Awards pursuant to Section 1.8(a) through Section 1.8(e) and (ii) provide for the deduction, withholding and remittance of any amounts required pursuant to Section 2.6. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Class A Common Stock or other capital stock of the Company to any person pursuant to or in settlement of the Company Equity Awards or the Company ESPP. In addition, the Company agrees to take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof that it determines in good faith to be necessary or required under the SAYE Plans and applicable Law) to effect the exchange set forth in Section 1.8(e).

(g) Parent Actions. Parent shall take all actions that it determines in good faith are necessary for the treatment of the Company Stock Options, the Company Restricted Shares, the Company RSUs and the Company SAYE Awards pursuant to Section 1.8(a) through Section 1.8(c) and Section 1.8(e), including the reservation, issuance, securities registration (including on the S-4 or a registration statement on Form S-8 or another appropriate form) and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 1.8. In addition, Parent agrees to take all actions (including obtaining any necessary determinations and/or resolutions of the Parent Board or a committee thereof that it determines in good faith to be necessary or required under the SAYE Plans and applicable Law) to effect the exchange set forth in Section 1.8(e).

1.9 Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company, as amended as set forth on Exhibit A, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

1.10 Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law; provided that such bylaws shall reflect as of the Effective Time “Worldpay, Inc.” as the name of the Surviving Corporation.

1.11 Directors of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or upon their earlier death, resignation or removal.

1.12 Officers of the Surviving Corporation. Parent shall designate the individuals who shall serve as the initial officers of the Surviving Corporation as of the Closing and such officers shall hold office until their respective successors are duly elected and qualified, or upon their earlier death, resignation or removal.

ARTICLE II

SURRENDER AND PAYMENT

2.1 Deposit of Exchange Fund. At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Company Class A Common Stock, (b) cash sufficient to pay the aggregate Cash Consideration payable pursuant to Section 1.5 and (c) cash in an amount sufficient to pay cash in lieu of any fractional shares, and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such New Certificates pursuant to Section 2.5 (such New Certificates and cash described in the foregoing clauses (a), (b) and (c), together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment (or losses thereon) shall affect the amount of the Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent, and Parent shall be treated for U.S. federal, state and local income Tax purposes as the owner of any such cash and shall be subject to such Tax on all interest and other income resulting from such investments.

2.2 Surrender and Payment.

(a) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one (1) or more Old Certificates representing shares of Company Class A Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates (or affidavits of loss in lieu thereof and, if required by Parent or the Exchange Agent, the posting of a bond in a reasonable and customary amount as indemnity pursuant to Section 2.2(e)) to the Exchange Agent and which shall be in a form reasonably acceptable to Parent and the Company) and instructions for use in effecting the surrender of the Old Certificates (or affidavits of loss in lieu thereof and, if required by Parent or the Exchange Agent, the posting of a bond in a reasonable and customary amount as indemnity pursuant to Section 2.2(e)) in exchange for the Merger Consideration set forth in Section 1.5. From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock and a check representing the Cash Consideration, in each case, to which such holder of Company Class A Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and for the amount of any dividends or distributions that the holder thereof has the right to receive as of such time under Section 2.5, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration, any cash in lieu of fractional shares or dividends or other distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed from and after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration, any cash in lieu of fractional shares and any dividends or distributions that the holder thereof has the right to receive under Section 2.5.

(b) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average price per share of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as such daily volume-weighted average price per share is reported by Bloomberg L.P. (or, if such information is no longer reported by Bloomberg L.P., as reported by a comparable internationally recognized source mutually determined by Parent and the Company) calculated for the five (5) consecutive trading days immediately preceding (but not including) the Closing Date (the “Parent Stock Price”) by (ii) the fraction of a share (with the result rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(d) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of the Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration and cash in lieu of any fractional shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Class A Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Old Certificate (or affidavit of loss in lieu thereof) has not been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of Parent Common Stock, any Cash Consideration, any cash in lieu of fractional share of Parent Common Stock or any dividends or distributions with respect to shares of Parent Common Stock in respect of such Old Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Old Certificate, to the extent permitted by applicable Law, shall become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

(e) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.3 Dissenters’ Rights.

(a) Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Class A Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.5 upon surrender of such shares of Company Class A Common Stock.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall direct, in consultation with the Company, all negotiations and proceedings with respect to such demands; provided that the Company shall not be required to make any payment to holders of Dissenting Shares (i) that is not conditioned upon the occurrence of the Effective Time and (ii) unless such payment is made only after the Effective Time. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands. Prior to the Effective Time, any written communication to be made by the Company to any holder of Company Class A Common Stock with respect to such demands shall be submitted to Parent in advance and the Company shall consider in good faith any input from Parent with regards to such written communication.

2.4 No Further Ownership in Company Class A Common Stock. All Merger Consideration issued upon the surrender for exchange of Old Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of the Company Class A Common Stock theretofore represented by such New Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Class A Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are presented to Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by applicable Law.

2.5 Dividends or Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate with respect to any Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(a), in each case until the surrender of such Old Certificate (or affidavit of loss in lieu thereof) in accordance with this Article II. Subject to Section 2.2(d), following surrender of any such Old Certificate (or affidavit of loss in lieu thereof) in accordance with Section 2.2(a), there shall be paid to the holder of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(a) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions paid in respect of such Parent Common Stock with a record date after the Effective Time but prior to such surrender.

2.6 Withholding Rights. Each of the Surviving Corporation, Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent, Merger Sub or the Exchange Agent, as the case may be, and paid over to the relevant taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be likely to result in a Material Adverse Effect on the Company and (ii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports publicly filed by the Company after January 1, 2018 and prior to March 16, 2019 (but disregarding risk factor disclosures contained under any “Risk Factors” heading, or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that none of the following, either individually or in the aggregate, shall be deemed to constitute or be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: (i) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”), (ii) changes, after the date hereof, in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or other Governmental Entities, (iii) changes, after the date hereof, in global, national or regional political conditions (including acts of war (whether or not declared), civil disobedience, hostilities, terrorism, military actions or the escalation or worsening of any of the foregoing) or in economic conditions or financial markets (including securities, capital, equity, credit and debt markets) conditions in the United States or elsewhere in the world, (iv) a decline, in and of itself, in the trading price or trading volume of a party’s common stock, a credit ratings downgrade or change in ratings outlook, in and of itself, for a party or any of its Subsidiaries or the failure, in and of itself, to meet analyst earnings projections, earnings guidance or internal financial forecasts, but, in each case, not including the underlying causes thereof, (v) except for purposes of Section 3.3, changes, after the date hereof, arising out of, or resulting from, the execution and delivery of this Agreement, public disclosure of the execution and delivery of this Agreement, or public disclosure or consummation of the transactions contemplated hereby, (vi) changes or developments in the financial services industry generally, (vii) any changes or developments resulting from any hurricane, flood, tornado, earthquake or other weather or natural disaster, (viii) any changes, effects or developments arising out of, or resulting from or in connection with, the United Kingdom’s withdrawal from the European Union or (ix) actions or omissions taken (or, in the case of omissions, not taken) pursuant to the written consent of or at the written request of, or actions not taken as a result of not receiving a consent required hereunder from, Parent, in the case of the Company, or the Company, in the case of Parent; except, with respect to subclauses (i), (ii), (iii), (vi) or (vii), to the extent that the effects of such change are materially disproportionately adverse to the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate). As used in this Agreement, the word “Subsidiary,” when used with respect to any party or person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its Subsidiaries. True, correct and complete copies of the certificate of incorporation of the Company, as amended to the date hereof (the “Company Charter”), and the bylaws of the Company, as amended to the date hereof (the “Company Bylaws”), each as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b) Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized, validly existing and, to the extent such concept is recognized under applicable Law, in good standing under the laws of its jurisdiction of organization, except where the failure to be so organized or existing or, if applicable, in good standing would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in active status and good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in active status and in good standing and in which the failure to be so qualified would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) has all requisite corporate, limited liability company, limited partnership or other entity power, as applicable, and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to have such power and authority would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule and for restrictions imposed by applicable Law, there are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof and such Subsidiaries’ jurisdiction of organization.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 890,000,000 shares of Company Class A Common Stock, 100,000,000 shares of Company Class B Common Stock, and 10,000,000 shares of Company preferred stock, par value $0.00001 per share (the “Company Preferred Stock”). As of March 13, 2019, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than (i) 300,811,600 shares of Company Class A Common Stock issued and outstanding, which number includes 13,745 Company Restricted Shares that are not Company Performance Share Awards and 232,198 shares issued pursuant to Company Performance Share Awards (determined assuming maximum achievement of any applicable performance goals, of which 232,198 shares would be issued based on the Applicable Achievement Level for such Company Performance Share Awards); (ii) 3,708,215 shares of Company Class A Common Stock and Company Class B Common Stock (collectively, the “Company Common Stock”) held in treasury; (iii) 3,286,460 shares of Company Class A Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options; (iv) 1,333,834 shares of Company Class A Common Stock reserved for issuance upon the settlement of outstanding Company RSUs that are not Company PSUs and 3,077,912 shares reserved for issuance upon the settlement of outstanding Company PSUs (determined assuming maximum achievement of any applicable performance goals, of which 2,950,179 shares would be issued based on the Applicable Achievement Level for such Company PSUs); and (v) 10,252,826 shares of Company Class B Common Stock issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, as of the date of this Agreement, no debt securities of the Company or any of its Subsidiaries are issued or outstanding. Other than the Company Restricted Shares, Company Stock Options and Company RSUs (collectively, the “Company Equity Awards”) issued prior to the date of this

Agreement and the Final Offering Period under the Company ESPP, as of the date of this Agreement, (i) there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire, any capital stock of the Company and (ii) none of the Company and its Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, income or any other attribute of or related to the Company or any of its Subsidiaries.

(c) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company or any of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of March 13, 2019 specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares of Company Class A Common Stock subject to each such Company Equity Award and, with respect to the Company Performance Share Awards and Company PSUs, the target number of shares of Company Class A Common Stock, the Applicable Achievement Level and the respective performance period with respect to each such award, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which such Company Equity Award was granted, (v) the exercise price and expiration date for each Company Stock Option, and (vi) the vesting schedule of each such Company Equity Award (other than Company Performance Share Awards and Company PSUs). With respect to each Company Equity Award held by a Company Related Person designated as a member of the Company’s management committee, the Company has made available to Parent the form of award agreement that was used for such Company Equity Awards.

(e) Except as set forth in the last two sentences of this Section 3.2(e), the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, mortgages, transfer restrictions, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. As of March 13, 2019, Fifth Third Bank owned, beneficially and of record, all of the issued and outstanding (i) Company Class B Common Stock and (ii) Class B limited liability company interests of Worldpay Holding, LLC, a Delaware limited liability company and direct Subsidiary of the Company (such interests, the “Class B Units”). If applicable, the Company has the right under the Exchange Agreement to require each holder of Class B Units to exchange the Class B Units beneficially owned by such holder (and an equal number of shares of Company Class B Common Stock) for an equal number of shares of Company Class A Common Stock in connection with a Change of Control (as defined in the Exchange Agreement) as set forth in Section 2.1(b) and (c) of the Exchange Agreement (such right, the “Company Exchange Agreement Right”).

(f) Except (i) for the ownership of the Company Subsidiaries or (ii) as set forth in Section 3.2(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary beneficially owns or controls, directly or indirectly, any equity investment in any person (whether via shares of stock or other equity interests in any corporation, firm, partnership, joint venture or other entity).

(g) With respect to the Company Equity Awards, (i) each grant thereof was duly authorized by all necessary corporate action, including, if applicable, approval by the Company Board or the Company Compensation Committee, or a duly authorized delegate thereof, and any required approval by the stockholders by the necessary number of votes or written consents, (ii) each such grant was made in material compliance with all applicable Laws and all of the terms and conditions of the applicable Company Stock Plans pursuant to which it was issued, (iii) each grant has a grant date identical to the date on which the Company Board or the Company Compensation Committee actually awarded such award, or if later, the effective date of such grant deemed by the Company Board or the Company Compensation Committee, (iv) the per share exercise price of each Company Stock Option was not less than the fair market value of a share of Company Class A Common Stock on the date of such grant and each Company Stock Option qualifies for the Tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax Returns and the Company Reports, respectively, and (v) no such grant triggers any liability for the holder thereof under Section 409A of the Code. Each right to purchase shares of Company Class A Common Stock under the Company ESPP or any predecessor employee stock purchase plan was granted in all material respects in compliance with all requirements under applicable Law and all of the terms and conditions of the Company ESPP or such predecessor plan, as applicable. The treatment of each Company Equity Award, the Company Stock Plans, the Company ESPP and the SAYE Plans described in Section 1.8 is permitted under applicable Laws and the terms of the applicable Company Stock Plan and the applicable award agreement evidencing such award, or the Company ESPP or applicable SAYE Plan, as applicable.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the adoption of this Agreement by a majority of the outstanding shares of Company Common Stock entitled to vote at a meeting of the stockholders of the Company at which a quorum exists (the “Requisite Company Vote”), to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Company Board. As of the date hereof, the Company Board has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, on the terms and conditions set forth in this Agreement, are fair to and in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a duly held meeting of such stockholders and has unanimously adopted a resolution making a recommendation to the foregoing effect. Except for the adoption of this Agreement by the Requisite Company Vote, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each of Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Subject to the receipt of the Requisite Company Vote, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the Company Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to (1) have a Material Adverse Effect on the Company or (2) prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

3.4 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE and the London Stock Exchange (the “LSE”), (b) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement relating to the meeting of Parent’s shareholders to be held for the purpose of obtaining the Requisite Parent Vote and the meeting of the Company’s stockholders to be held for the purpose of obtaining the Requisite Company Vote, in each case, in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), in definitive form, and of the registration statement on Form S-4 in which the Joint Proxy Statement (a “Joint Statement”), will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, and such reports and filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereunder, (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (d) the filing of any notices or other filings under the

Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and such other consents, approvals, filings or registrations as may be required under any antitrust or competition Laws of non-U.S. jurisdictions, (e) the applications, filings, consents and notices, as applicable, set forth in Section 3.4 of the Company Disclosure Schedule, (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock in connection with the Merger pursuant to this Agreement (“Parent Share Issuance”) and the approval of the listing of such Parent Common Stock on the NYSE, (g) the filings required in accordance with Part 12 of the United Kingdom’s Financial Services and Markets Act 2000 (“FSMA”) to obtain the approval of the UK Financial Conduct Authority (“FCA”) of the change of control resulting from the transactions contemplated hereby (such approval, the “FCA Approval”) and (h) subject to Section 6.1(j), a prospectus (or a document containing information which is regarded by the FCA as being equivalent to that of a prospectus pursuant to the Prospectus Rules), if required, prepared in accordance with the Prospectus Rules under section 73A of FSMA being approved by the FCA (such document, a “Prospectus”), no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental or quasi-governmental authority or instrumentality or multinational organization or SRO or supra-national authority (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby. As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

3.5 Reports.

(a) The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any U.S. federal or state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority and (iv) any SRO (the foregoing clauses (i) through (iv), the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all Laws enforced or promulgated by the Regulatory Agency with which they were filed, except where such failure to be in compliance would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. Except for examinations of the Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, (A) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016 and (B) the Company has not received written notice of any inquiry by, or had any disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2016, in each case of the foregoing clauses (A) and (B), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “Company Reports”) is publicly available. No such Company Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of the Company and its Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been, since January 1, 2017, and are being, maintained in all material respects in accordance with GAAP. Prior to the date hereof, Deloitte & Touche LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The consolidated financial statements of Worldpay Group Limited (the “UK Company”) for the year ended December 31, 2017 (the “Subsidiary Accounts”) have been prepared in accordance with the International Financial Reporting Standards being the applicable standards issued by the International Accounting Standards Board as adopted by the European Union (“IFRS”) and comply in all respects with the requirements of the UK Companies Act 2006. The Subsidiary Accounts are true, accurate and not misleading and give a true and fair view of the results, state of affairs and financial position of the UK Company and its Subsidiaries as a whole as at the date to which the relevant accounts were made up. The Subsidiary Accounts (i) have been prepared using the historical cost convention and on bases and policies of accounting consistent with those adopted in preparing the accounts of the UK Company for the previous two financial years, (ii) make full and proper provision for (or, as appropriate, disclose by way of note) all liabilities (whether actual, contingent, quantified or disputed) and all capital and financial commitments of the UK Company as at December 31, 2017, (iii) make full and proper provision for depreciation, having regard to the condition and age of the fixed assets included in the Subsidiary Accounts and (iv) make full and proper provision for all tax payable before December 31, 2017 and all deferred tax payable after December 31, 2017.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of the Company or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its annual report on Form 10-K for the fiscal year ended December 31, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2018, or in connection with this Agreement and the transactions contemplated hereby. None of the Company or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(d) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their respective accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditor and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) relating to the period covered by such evaluation which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, relating to the period covered by such evaluation that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures, if any, were made by management to the Company’s auditor and audit committee of the Company Board and a copy of any such written disclosure has been previously made available to Parent. There is no reason to believe that the Company’s chief executive officer and chief financial officer and, to the knowledge of the Company, as of the date hereof, its outside auditor will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e) Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls that is material to the Company, including any complaint, allegation or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices that is material to the Company, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company, pursuant to Section 307 of the Sarbanes-Oxley Act, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be likely to be, either individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

3.7 Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Credit Suisse Securities (USA) LLC (“Credit Suisse”), each pursuant to a letter agreement, true, correct and complete copies of which have been previously provided to Parent.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2018 and through the date of this Agreement, except as set forth in Sections 3.8(b), 5.1 and 5.2 of the Company Disclosure Schedule (in the case of Sections 5.1 and 5.2 of the Company Disclosure Schedule, solely to the extent the applicable action occurs following the date hereof) and in connection with matters related to this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and from such date until the date hereof, there has not been any action taken or committed to be taken by the Company or any of its Subsidiaries, which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Sections 5.2(c), (d), (e), (n), (o) and (p).

3.9 Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other Actions of any nature against the Company or any of its Subsidiaries or any of their directors or executive officers (in their capacity as such) that would reasonably be likely to (i) have, either individually or in the aggregate, a Material Adverse Effect on the Company or (ii) as of the date of this Agreement, prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement. For purposes of this Agreement, “Action” means any investigation, claim, action, suit, arbitration, litigation or proceeding commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

(b) There is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries) by any Governmental Entity, nor has the Company or any Company Subsidiary been advised in writing by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such injunction, order, judgment or decree, in each case, except for any issuance, initiation, injunction, judgment or decree that would not reasonably be likely to (A) have, either individually or in the aggregate, a Material Adverse Effect on the Company or (B) as of the date of this Agreement, prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

3.10 Taxes and Tax Returns.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company:

(i) Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of the Company and its Subsidiaries for all years up to and including December 31, 2015 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. No deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. In the last six (6) years, neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. The Company has made available to Parent true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Neither the Company nor any of its Subsidiaries is required to, or will be required to, include in “subpart F income” any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect thereto in future taxable periods including pursuant to Section 965(h) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees and Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each material Company Benefit Plan (it being understood that any Company Benefit Plan with or covering any executive officer or director of the Company is “material” for purposes of this Section 3.11). For purposes of this Agreement, “Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained, or required to be contributed to, or with respect to which any potential liability is borne, by the Company or any of its Subsidiaries. The Company Benefit Plans include “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment, individual consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, but shall not include any Non-U.S. Statutory Company Benefit Plan. For purposes of this Agreement, “Non-U.S. Statutory Company Benefit Plans” means a Non-U.S. Company Benefit Plan that is required by applicable Law to be sponsored, maintained, or to be contributed to by the Company or any of its Subsidiaries.

(b) The Company has made available to Parent true, correct and complete copies of each of the material Company Benefit Plans and, to the extent applicable, the plan documents (including any amendments thereto), summary plan descriptions and summaries of material modifications thereto.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of the current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and (iii) there are no pending or threatened claims (other than routine claims for benefits) or audits, investigations or proceedings by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. Neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code which would reasonably be likely to result in any liability which is material to the Company or any of its Subsidiaries, taken as a whole.

(e) No Controlled Group Liability has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring any such liability. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, “Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(f) None of the Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company or its Subsidiaries nor any Company ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(g) Except as (x) would not reasonably be likely to be, either individually or in the aggregate, material to the Company or any of its Subsidiaries or (y) required by applicable Law, (i) no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and (ii) none of the Company or any of its Subsidiaries has any obligation to provide such benefits (excluding any Company Benefit Plan that provides for employer payment or subsidy of COBRA premiums). To the extent that the Company or any of its Subsidiaries sponsors such plans, the Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any person.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, (i) entitle any current or former employee, director, officer or individual independent contractor of the Company or any of its Subsidiaries (collectively, the “Company Related Persons”) to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any Company Related Person, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, or (iv) otherwise give rise to any material liability under any Company Benefit Plan.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j) Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(k) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Company Benefit Plan maintained primarily for the benefit of employees outside of the United States (“Non-U.S. Company Benefit Plan”) (i) that is intended to qualify for special tax treatment, has met all requirements for such tax treatment, (ii) if intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and does not have unfunded liabilities or liabilities that could reasonably be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Non-U.S. Company Benefit Plan, (iii) is in compliance with its terms and all applicable Laws, and (iv) if intended or required to be qualified, approved or registered with a Governmental Entity, is and has been so qualified, approved or registered and nothing has occurred that would reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(l) Section 3.11(l) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof of any collective bargaining agreement or other agreement with a labor union, works council or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Company Labor Agreements”), and, as of the date hereof, to the knowledge of the Company, there are no material activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries. The execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries are in compliance in all material respects with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements.

(m) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, discrimination, harassment, wages and hours, and occupational safety and health. To the knowledge of the Company, in the last six (6) years, (i) no allegations of sexual harassment have been made against any Company Related Person who is a “named executive officer” in the Company’s most recent filing with the SEC that required disclosure pursuant to Rule 402(c) of Regulation S-K, and (ii) the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by such Company Related Person.

3.12 Compliance with Applicable Law.

(a) (i) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and (ii) to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened by any Governmental Entity, in each case of the foregoing clauses (i) and (ii), except where neither the failure to hold, nor the burden of obtaining and holding, such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

(b) Except as would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have since January 1, 2016 (i) complied with and are not in default or violation under any applicable Laws or binding policy and/or guideline of any Governmental Entity relating to the Company or any of the Company Subsidiaries, including all Laws related to the privacy and security of data or information that constitutes personal data under applicable law (“Personal Data” and such laws relating thereto, the “Data Protection Laws”), (ii) been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where the Company and the Company Subsidiaries conduct business, and (iii) established and maintained a system of internal controls designed to ensure compliance by the Company and the Company Subsidiaries with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where the Company and the Company Subsidiaries conduct business. As used in this Agreement, the term “Laws” means (A) federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and (B) without limiting the generality of the foregoing, with respect to matters applicable to a party or its Subsidiaries or to a party in connection with its performance of its obligations in the collection, processing, possession, handling, clearance, settlement and/or remittance of funds (“Processing Matters”): (1) the rules and requirements of the Financial Industry Regulatory Authority (“FINRA”) that are binding on the Company or its Subsidiaries; (2) any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), as the same may be amended and in effect from time to time; (3) the Bank Secrecy Act of 1970 and its implementing regulations; (4) to the extent applicable, statutes or regulations of any state relating to money transmission or unclaimed property; (5) the Electronic Fund Transfer Act and the implementing Regulation E, including the International Remittance Transfer Rule; (6) Title V of the Gramm-Leach-Bliley Act of 1999 (as codified at 15 U.S.C. 6801 et seq.) and all federal regulations implementing such act; and (7) other applicable federal and state Data Protection Laws.

(c) The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). The Company has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, none of the Company, or its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of the Company Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of the Company Subsidiaries, (iii) violated the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any similar anti-bribery, anti-corruption or anti-money laundering Laws in any jurisdiction, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of the Company Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of the Company or any of the Company Subsidiaries in violation of the FCPA, or (vi) made any unlawful payment, unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of the Company Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of the Company Subsidiaries, or is currently subject to any comprehensive sanctions administered by OFAC.

(e) Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has, since January 1, 2016, received any written notices of any material Action regarding any Processing Matter with respect to the Company or its Subsidiaries in the conduct of its business from any Governmental Entity, NACHA or any Network directly or indirectly involved or associated with or implicated or utilized by the Company or any of its Subsidiaries.

(f) Except where it would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have since January 1, 2016 complied with and are not in default or violation under (i) any applicable bylaws, operating rules, regulations and requirements of the National Automated Clearinghouse Association (“NACHA”) and any applicable payment network, exchange or association, including any ATM networks and payment networks (including VISA, MasterCard, Discover and AMEX) (collectively, the “Networks”), in each case, which are either binding on the Company or its Subsidiaries or with which the Company or its Subsidiaries complies pursuant to contractual requirements, and (ii) the Payment Card Industry Data Security Standard (“PCI-DSS”) issued by the Payment Card Industry Security Standards Council, as may be revised from time to time, in each case of the foregoing clauses (i) and (ii), with respect to Processing Matters.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule and excluding any Company Benefit Plan, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC),

(ii) that contains a non-compete or client or customer non-solicit requirement, in any case, that restricts in any material respect the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger and other transactions contemplated by this Agreement will so restrict in any material respect the ability of Parent or any of its Subsidiaries to engage in such activities,

(iii) that provides for the incurrence of indebtedness for borrowed money of the Company or any of its Subsidiaries or the guaranty of indebtedness for borrowed money of third parties, in each case, in an aggregate principal amount in excess of $10,000,000 (other than securities sold under agreement to repurchase, in each case, incurred in the ordinary course of business consistent with past practices),

(iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries,

(v) that is material and obligates the Company or any of its Subsidiaries, or following the Closing will obligate Parent or any of its Subsidiaries, to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants,

(vi) other than entered into in the ordinary course of business consistent with past practices, that relates to the acquisition or disposition of any assets or any business of the Company or any of its Subsidiaries with a purchase price in excess of $50,000,000 (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2016,

(vii) that is a settlement, consent or similar agreement and contains any material continuing obligations of the Company or any of its Subsidiaries,

(viii) that limits in any material respect the payment of dividends by the Company or any of its Subsidiaries,

(ix) that is a material interest rate swap, cap, floor or option agreement, a futures or forward contract or relates to any other material interest rate, currency, commodity or other hedging or derivative transaction or risk management arrangement, or

(x) that is a contract pursuant to which the Company or any of its Subsidiaries receives from any third party a license or similar right under any Intellectual Property Rights that are material to the business of the Company and its Subsidiaries, taken as a whole, other than licenses with respect to software that is generally commercially available.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) in existence as of the date hereof (excluding any Company Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract” (provided that, for purposes of Section 3.13(b), the term “Company Contract” will include any of the above entered into after the date hereof that would have been a Company Contract if it had been in existence as of the date hereof).

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company: (i) each Company Contract is, assuming due authorization, execution and delivery by the third-party counterparties thereto, valid and binding on the Company or one of its Subsidiaries, as applicable (except as limited by the Enforceability Exceptions) and in full force and effect (unless such Company Contract expires in accordance with its terms after the date of this Agreement or is terminated after the date of this Agreement in accordance with its terms and Section 5.2), (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of the Company, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract, and (v) neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any violation of any Company Contract by any of the other parties thereto. The Company has made available to Parent prior to the date hereof true, correct and complete copies of each Company Contract in existence as of the date hereof.

3.14 Agreements with Regulatory Agencies. Other than any order, enforcement action, consent agreement, memorandum of understanding or similar written agreement providing for a civil money penalty or settlement not in excess of $500,000, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding or other similar written agreement with, any Regulatory Agency or other Governmental Entity or has been since January 1, 2016 ordered to pay any civil money penalty by any Regulatory Agency or other Governmental Entity. Since January 1, 2016, neither the Company nor any of its Subsidiaries has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that (a) materially restricts the conduct of its business or that in any material manner relates to its ability to pay dividends, its credit or risk management policies, its management or its business or (b) would prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”). Neither the Company nor any of its Subsidiaries has been advised in writing, or, to the knowledge of the Company, orally, since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any Company Regulatory Agreement.

3.15 Customers. Since January 1, 2018 through the date of this Agreement, the Company and its Subsidiaries have not received any notice from any Company Covered Customer that such Company Covered Customer intends to discontinue or substantially reduce its relationship with the Company or any of its Subsidiaries, as applicable, or terminate or materially and adversely amend any existing material contract with the Company or any of its Subsidiaries, as applicable, or not to continue as a customer of the Company or any of its Subsidiaries, as applicable. As used in this Agreement, the term “Company Covered Customer” means a customer of the Company or any of its Subsidiaries the revenue derived from which constituted one percent (1%) or more of the consolidated revenue of the Company during calendar year 2018.

3.16 Environmental Matters. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and, since January 1, 2016, have complied, with all Laws, orders, decrees, permits, authorizations, common law and legal requirements relating to: (a) the protection or restoration of the environment, natural resources, or health and safety as it relates to exposure to any substance regulated under Law due to a potential for harm (“Hazardous Substance”), (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property relating to any Hazardous Substance (collectively, the “Environmental Laws”). There are no Actions, private environmental investigations or remedial activities of any nature pending, or, to the knowledge of the Company, threatened, seeking to impose, or that would reasonably be likely to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation relating to any Environmental Law which is material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, there is no reasonable basis for any such Action that would impose any liability or obligation relating to any Environmental Law. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, no real property currently or formerly owned or operated by the Company or any of its Subsidiaries, nor, to the knowledge of the Company any third-party site, has been contaminated with any Hazardous Substance in a manner that would reasonably be likely to require remediation or other action or result in any liability pursuant to any Environmental Law on the part of the Company or any of its Subsidiaries. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law which is material to the Company and its Subsidiaries, taken as a whole.

3.17 Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries, as applicable, (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except for (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) non-exclusive licenses granted with respect to Intellectual Property Rights in the ordinary course of business, (v) Liens required under the definitive agreements for a party’s indebtedness as in effect on the date hereof, (vi) Liens expressly permitted under this Agreement and (vii) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending, or, to the knowledge of the Company, threatened, condemnation proceedings against the Company Real Property, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

3.18 Intellectual Property; Data Privacy and Technology; Information Security.

(a) For the purposes of this Agreement, “Intellectual Property Rights” means all rights anywhere in the world in or to any intellectual property, including with respect to: (i) trademarks, service marks, trade dress, symbols, corporate names, brand names, d/b/a’s, logos and slogans, Internet domain names, social media accounts and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries, and improvements, whether patentable or not, and patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), invention disclosures and any re-examinations, continuations, continuations-in-part, divisionals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets, proprietary or confidential information and know-how; (iv)

published or unpublished works or authorship, whether copyrightable or not, copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) software, databases and other compilations of information, including related documentation.

(b) As of the date of this Agreement, the Company and each of its Subsidiaries owns (in each case, free and clear of any material Liens other than any Permitted Encumbrances) or otherwise has sufficient right to use Intellectual Property Rights used by the Company or such Subsidiaries, as applicable, in the conduct of its business as currently conducted, and all such rights shall survive the consummation of the transactions contemplated by this Agreement unchanged, in each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company (provided that the foregoing shall not be read as a representation on non-infringement).

(c) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, all Intellectual Property Rights owned by the Company or any of its Subsidiaries and registered with, issued by, or the subject of a pending application (whether for registration or issuance) with, any Governmental Entity (“Company Registered IP”) are subsisting and, to the knowledge of the Company, other than with respect to applications, valid and enforceable, and none of the Company Registered IP is subject to any outstanding order, judgment or decree (other than routine office actions) adversely affecting the Company’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Company Registered IP.

(d) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries, and the conduct of the Company’s and its Subsidiaries’ businesses, including the development, manufacture, use, sale, commercialization or provision of the Company’s and its Subsidiaries’ products and services, do not and have not infringed, misappropriated or otherwise violated within the past three (3) years the Intellectual Property Rights of any person. To the knowledge of the Company, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, no person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(e) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claims that are still pending (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any person, whether directly or indirectly or (ii) contesting or challenging the use, validity, enforceability or ownership of any Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, in each case, other than any such claim that, if determined adversely, would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

(f) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any Subsidiary uses or distributes any software licensed under an “open source,” “copyleft,” “public source” or similar license in a manner that would require the Company or such Subsidiary (i) to disclose or make available any source code for its proprietary software to a third party or (ii) to limit the Company’s or such Subsidiary’s ability to seek full compensation in connection with the marketing, licensing or distribution of any of its proprietary software.

(g) As of the date of this Agreement, except as would not reasonably be likely, either individually or in the aggregate, to result in liability that is material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all of its and their privacy policies, all applicable Data Protection Laws and all contracts to the extent such contracts relate to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Data (collectively, “Data Protection Requirements”). The Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices designed to ensure the confidentiality, privacy and security of Personal Data or other confidential or trade-secret information (collectively, “Sensitive Data”).

(h) During the three (3) year period prior to the date of this Agreement, to the knowledge of the Company, no third party has gained unauthorized access to or misused any Sensitive Data or any computers, software servers, networks or other information technology assets (“IT Assets”) used in the operation of the businesses of the Company or any of its Subsidiaries, in each case, in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of the Company and its Subsidiaries that would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) a duty to notify any person except as would not reasonably be likely, individually or in the aggregate, to result in liability which is material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be likely, either individually or in the aggregate, to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices and Data Protection Requirements, designed to protect their products, services and IT Assets from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials (“Malicious Code”). As of the date of this Agreement, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the IT Assets used by the Company or any of its Subsidiaries (i) are free from Malicious Code and (ii) have not, within the three (3) years prior to the date of this Agreement, experienced any material failure or malfunction.

3.19 Related Party Transactions. As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company), on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each such agreement, arrangement or understanding, a “Company Related Party Contract”).

3.20 State Takeover Laws. The Company Board has approved this Agreement and the transactions contemplated hereby and has taken all other necessary corporate actions as required to render inapplicable any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such Laws, “Takeover Statutes”) or any similar takeover-related provision in the Company Charter or the Company Bylaws that would prohibit or restrict the Company’s ability to perform under this Agreement or any agreement contemplated hereby (the “Transaction Agreements”) to which the Company is a party or the Company’s ability to consummate the transactions contemplated thereby, or subject Parent or its shareholders to any impediment or condition in connection with the consummation of the transactions contemplated thereby.

3.21 Reorganization. After due inquiry and investigation (and consultations with legal counsel and accountants to the extent deemed necessary), the Company represents that it has not taken any action nor, to the knowledge of the Company, is there any fact or circumstance that would reasonably be likely to prevent the Merger or any Alternative Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Opinion. Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Credit Suisse, to the effect that, as of the date thereof, and based upon and subject to the assumptions and limitations considered by Credit Suisse in connection with the preparation thereof, the Merger Consideration to be received by the holders of Company Class A Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.23 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in (a) the Joint Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock and the holders of Parent Common Stock, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Joint Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If a Prospectus is required under the Prospectus Rules of the FCA published under section 73A(4) of the FSMA (the “Prospectus Rules”), the information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Prospectus (or any amendment or supplement thereto) on the date thereof will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Prospectus, if any, relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Prospectus Rules. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Joint Statement, the S-4 or the Prospectus (if applicable).

3.24 Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are insured with insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and neither the Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion and (d) there is no claim for coverage by the Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by any of Parent or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be likely to result in a Material Adverse Effect on Parent, and (ii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Parent Reports publicly filed by Parent after January 1, 2018 and prior to March 16, 2019 (but disregarding risk factor disclosures contained under any “Risk Factors” heading, or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in active status under the laws of the State of Georgia. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True, correct and complete copies of the Amended and Restated Articles of Incorporation of Parent, as amended to the date hereof (“Parent Articles”), the Fourth Amended and Restated Bylaws of Parent (“Parent Bylaws”), the Certificate of Incorporation of Merger Sub (“Merger Sub Certificate”) and the Merger Sub Bylaws, each as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized, validly existing and, to the extent such concept is recognized under applicable Law, in good standing under the laws of its jurisdiction of organization, except where the failure to be so organized or existing or, if applicable, in good standing would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in active status and good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in active status and in good standing and in which the failure to be so qualified would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, and (iii) has all requisite corporate, limited liability company, limited partnership or other entity power, as applicable, and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to have such power and authority would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Except for restrictions imposed by applicable Law, there are no restrictions on the ability of any Parent Subsidiary to pay dividends or distributions.

(c) Section 4.1(c) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof and such Subsidiaries’ jurisdiction of organization.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock and 200,000,000 shares of preferred stock, par value of $0.01 per share. As of March 14, 2019, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 432,529,198 shares of Parent Common Stock issued and 323,134,200 shares of Parent Common Stock outstanding; (ii) 109,394,998 shares of Parent Common Stock held in treasury; (iii) 9,615,684 shares of Parent Common Stock reserved for issuance upon the exercise of options to purchase Parent Common Stock (“Parent Stock

Options”) granted under the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan (as amended and restated, the “Parent Stock Plan”); (iv) 496,025 shares of Parent Common Stock reserved for issuance upon the settlement of restricted stock units granted under the Parent Stock Plan that are not subject to any performance-vesting conditions (“Parent RSUs”); (v) 285,352 shares of Parent Common Stock reserved for issuance upon the settlement of restricted stock units granted under the Parent Stock Plan that are subject to performance-vesting conditions (“Parent PSUs”), assuming that performance with respect to the Parent PSUs is achieved at maximum performance; and (vi) 15,089,142 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plan. All of the issued and outstanding shares of Parent Common Stock and Merger Sub have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent or the stockholder of Merger Sub may vote are issued or outstanding.

(b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, as of the date of this Agreement, no debt securities of Parent or Merger Sub or any of their respective Subsidiaries are issued or outstanding. Other than the Parent Stock Options, Parent RSUs and Parent PSUs (collectively, the “Parent Equity Awards”) issued prior to the date of this Agreement, the outstanding offering period under the Fidelity National Information Services, Inc. Employee Stock Purchase Plan (as amended, the “Parent ESPP”), and a certain stock repurchase plan, dated December 15, 2018, adopted by Parent as a written plan for trading securities that complies with the requirements of Rule 10b5-1 under the Exchange Act (the “Parent 10b5-1 Plan”), (A) there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating any of Parent or Merger Sub or any of their respective Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire, any capital stock of Parent or Merger Sub and (B) none of the Parent and its Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, income or any other attribute of or related to the Parent or any of its Subsidiaries. A true, correct and complete copy of the Parent 10b5-1 Plan in effect as of the date of this Agreement has previously been made available by Parent to the Company.

(c) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent or any of the Parent Subsidiaries.

(d) All of the outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business other than (i) incident to its formation or incorporation, as applicable, for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

(e) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(f) Except (i) for the ownership of the Parent Subsidiaries or (ii) as set forth in Section 4.2(f) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary beneficially owns or controls, directly or indirectly, any equity investment in any person (whether via shares of stock or other equity interests in any corporation, firm, partnership, joint venture or other entity).

(g) With respect to the Parent Equity Awards, (i) each grant thereof was duly authorized by all necessary corporate action, including, if applicable, approval by the Parent Board or the compensation committee of the Parent Board (the “Parent Compensation Committee”), or a duly authorized delegate thereof, and any required approval by the stockholders by the necessary number of votes or written consents, (ii) each such grant was made in material compliance with all applicable Laws and all of the terms and conditions of the applicable Parent Stock Plans pursuant to which it was issued, (iii) each grant has a grant date identical to the date on which the Parent Board or the Parent Compensation Committee actually awarded such award, or if later, the effective date of such grant deemed by the Parent Board or the Parent Compensation Committee, (iv) the per share exercise price of each Parent Stock Option was not less than the fair market value of a share of Parent Common Stock on the date of such grant and each Parent Stock Option qualifies for the Tax and accounting treatment afforded to such Parent Stock Option in the Parent Tax Returns and the Parent Reports, respectively, and (v) no such grant triggers any liability for the holder thereof under Section 409A of the Code. Each right to purchase shares of Parent Common Stock under the Parent ESPP or any predecessor employee stock purchase plan was granted in all material respects in compliance with all requirements under applicable Law and all of the terms and conditions of the Parent ESPP or such predecessor plan.

4.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the approval of the Parent Share Issuance by a majority of the votes cast by holders of outstanding shares of Parent Common Stock at a meeting of the shareholders of Parent at which a quorum exists (the “Requisite Parent Vote”), to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by each of the Parent Board and the Merger Sub Board. As of the date hereof, the Parent Board has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, on the terms and conditions set forth in this Agreement, are fair to and in the best interests of Parent and its shareholders and has directed that the Parent Share Issuance be submitted to its shareholders for adoption at a duly held meeting of such shareholders and has unanimously adopted a resolution making a recommendation to the foregoing effect. The Merger Sub Board has approved and declared it advisable to enter into this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, on the terms and conditions set forth in this Agreement, are fair to and in the best interests of Merger Sub and its sole stockholder and has unanimously adopted a resolution making a recommendation to the foregoing effect. Parent, as Merger Sub’s sole stockholder, has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by written consent of the sole stockholder. Except for (i) the Requisite Parent Vote and (ii) the adoption of resolutions by the Parent Board to give effect to the provisions of Section 6.8 in connection with the Closing, no other corporate proceedings on the part of any of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). Subject to the receipt of the Requisite Parent Vote, the shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Subject to the receipt of the Requisite Parent Vote, neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by any of Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles, the Parent Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law applicable to any of Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any of Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to (1) have a Material Adverse Effect on Parent or (2) prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement.

4.4 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE, (b) the filing with the SEC of the Joint Statement and the S-4 in which the Joint Statement will be included as a prospectus, and declaration of effectiveness of the S-4, and such reports and filings under the Securities Act or the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereunder, (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (d) the filing of any notices or other filings under the HSR Act, and such other consents, approvals, filings or registrations as may be required under any antitrust or competition Laws of non-U.S. jurisdictions, (e) the applications, filings, consents and notices, as applicable, set forth in Section 4.4 of the Parent Disclosure Schedule, (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the Parent Share Issuance and the approval of the listing of such Parent Common Stock on the NYSE, (g) the filings required in accordance with Part 12 of the FSMA to obtain the FCA Approval and (h) subject to Section 6.1(j), a Prospectus, if required, being approved by the FCA, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by each of Parent and Merger Sub of this Agreement or (ii) the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all Laws enforced or promulgated by the Regulatory Agency with which they were filed, except where such failure to be in compliance would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, (A) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2016 and (B) Parent has not received written notice of any inquiry by, or had any disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of the Parent Subsidiaries since January 1, 2016, in each case of the foregoing clauses (A) and (B), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “Parent Reports”) is publicly available. No such Parent Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Parent Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.6 Financial Statements.

(a) The consolidated financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of Parent and its Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been, since January 1, 2017, and are being maintained in all material respects in accordance with GAAP. Prior to the date hereof, KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of Parent or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its annual report on Form 10-K for the fiscal year ended December 31, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2018, or in connection with this Agreement and the transactions contemplated hereby. None of Parent or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or their respective accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditor and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) relating to the period covered by such evaluation which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, relating to the period covered by such evaluation that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures, if any, were made by management to Parent’s auditor and audit committee of the Parent Board and a copy of any such written disclosure has been previously made available to the Company. There is no reason to believe that Parent’s chief executive officer and chief financial officer and, to the knowledge of Parent, as of the date hereof, its outside auditor will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls that is material to Parent, including any complaint, allegation or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices that is material to Parent, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or, to the knowledge of Parent, to any director or officer of Parent, pursuant to Section 307 of the Sarbanes-Oxley Act, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be likely to be, either individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

4.7 Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Centerview Partners and Goldman Sachs & Co., each pursuant to a letter agreement, true, correct and complete copies of which have been previously provided to the Company.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since December 31, 2018 and through the date of this Agreement, except as set forth in Sections 4.8(b), 5.1 and 5.3 of the Parent Disclosure Schedule (in the case of Sections 5.1 and 5.3 of the Parent Disclosure Schedule, solely to the extent the applicable action occurs following the date hereof) and in connection with matters related to this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and from such date until the date hereof, there has not been any action taken or committed to be taken by Parent or any of its Subsidiaries, which, if taken following entry by Parent into this Agreement, would have required the consent of the Company pursuant to Sections 5.3(d), (e), (f), (n), (o) and (p).

4.9 Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other Actions of any nature against Parent or any of its Subsidiaries or any of their directors or executive officers (in their capacity as such) that would reasonably be likely to (i) have, either individually or in the aggregate, a Material Adverse Effect on Parent or (ii) as of the date of this Agreement, prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Company and its Subsidiaries) by any Governmental Entity, nor has Parent or any Parent Subsidiary been advised in writing by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such injunction, order, judgment or decree, in each case, except for any issuance, initiation, injunction, judgment or decree that would not reasonably be likely to (A) have, either individually or in the aggregate, a Material Adverse Effect on Parent or (B) as of the date of this Agreement, prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement.

4.10 Taxes and Tax Returns. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent:

Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of Parent and its Subsidiaries for all years up to and including December 31, 2015 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. No deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries. In the last six (6) years, neither Parent nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Parent or any of its Subsidiaries was required to file any Tax Return that was not filed. Parent has made available to the Company true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which was Parent or a Subsidiary of Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election by Parent or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

4.11 Employees and Employee Benefit Plans.

(a) Section 4.11(a) of the Parent Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each material Parent Benefit Plan (it being understood that any Parent Benefit Plan with or covering any executive officer or director of Parent is “material” for purposes of this Section 4.11(a)). For purposes of this Agreement, “Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained, or required to be contributed to, or with respect to which any potential liability is borne, by Parent or any of its Subsidiaries. The Parent Benefit Plans include “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, individual consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, but shall not include any Non-U.S. Statutory Parent Benefit Plans. For purposes of this Agreement, “Non-U.S. Statutory Parent Benefit Plans” means a Non-U.S. Parent Benefit Plan that is required by applicable Law to be sponsored, maintained, or to be contributed to by Parent or any of its Subsidiaries.

(b) Parent has made available to the Company true, correct and complete copies of each of the material Parent Benefit Plans and, to the extent applicable, the plan documents (including any amendments thereto), summary plan descriptions and summaries of material modifications thereto.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan in respect of the current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and (iii) there are no pending or threatened claims (other than routine claims for benefits) or audits, investigations or proceedings by a Governmental Entity by, on behalf of or against any Parent Benefit Plan or any trust related thereto.

(d) Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and nothing has occurred that would adversely affect the qualification or tax exemption of any such Parent Benefit Plan. Neither Parent nor any of its Subsidiaries has engaged in a transaction in connection with which Parent or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code which would reasonably be likely to result in any liability which is material to Parent or any of its Subsidiaries, taken as a whole.

(e) No Controlled Group Liability has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring any such liability. For purposes of this Agreement, “Parent ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(f) None of Parent and its Subsidiaries nor any Parent ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Parent or its Subsidiaries nor any Parent ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(g) Except as (x) would not reasonably be likely to be, either individually or in the aggregate, material to Parent or any of its Subsidiaries, or (y) required by applicable Law, (i) no Parent Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and (ii) none of Parent or any of its Subsidiaries has any obligation to provide such benefits (excluding any Parent Benefit Plan that provides for employer payment or subsidy of COBRA premiums). To the extent that Parent or any of its Subsidiaries sponsors such plans, Parent or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Parent Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any person.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, (i) entitle any current or former employee, director, officer or individual independent contractor of Parent or any of its Subsidiaries (collectively, the “Parent Related Persons”) to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any Parent Related Person, (iii) directly or indirectly cause Parent to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan, or (iv) otherwise give rise to any material liability under any Parent Benefit Plan.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j) Neither Parent nor any of its Subsidiaries has any obligation to provide, and no Parent Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(k) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each Parent Benefit Plan maintained primarily for the benefit of employees outside of the United States (“Non-U.S. Parent Benefit Plan”) (i) that is intended to qualify for special tax treatment, has met all requirements for such tax treatment, (ii) if intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and does not have unfunded liabilities or liabilities that could reasonably be imposed upon the assets of Parent or any of its Subsidiaries by reason of such Non-U.S. Parent Benefit Plan, (iii) is in compliance with its terms and all applicable Laws, and (iv) if intended or required to be qualified, approved or registered with a Governmental Entity, is and has been so qualified, approved or registered and nothing has occurred that would reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(l) Section 4.11(l) of the Parent Disclosure Schedule sets forth an accurate and complete list as of the date hereof of any collective bargaining agreement or other agreement with a labor union, works council or like organization that Parent or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Parent Labor Agreements”), and, as of the date hereof, to the knowledge of Parent, there are no material activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of Parent or any of its Subsidiaries. The execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any payments under any of the Parent Labor Agreements. Parent and its Subsidiaries are in compliance in all material respects with their obligations pursuant to all notification and bargaining obligations arising under any Parent Labor Agreements.

(m) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each of Parent and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, discrimination, harassment, wages and hours, and occupational safety and health. To the knowledge of Parent, in the last six (6) years, (i) no allegations of sexual harassment have been made against any Parent Related Persons who is a “named executive officer” in Parent’s most recent filing with the SEC that required disclosure pursuant to Rule 402(c) of Regulation S-K, and (ii) Parent and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by such Parent Related Persons.

4.12 Compliance with Applicable Law.

(a) (i) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and (ii) to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened by any Governmental Entity, in each case of the foregoing clauses (i) and (ii), except where neither the failure to hold, nor the burden of obtaining and holding, such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

(b) Except as would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and each of the Parent Subsidiaries have since January 1, 2016 (i) complied with and are not in default or violation under any applicable Laws or binding policy and/or guideline of any Governmental

Entity relating to Parent or any of the Parent Subsidiaries, including all Data Protection Laws, (ii) been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where Parent and the Parent Subsidiaries conduct business, and (iii) established and maintained a system of internal controls designed to ensure compliance by Parent and the Parent Subsidiaries with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where Parent and the Parent Subsidiaries conduct business.

(c) Parent maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. Parent has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. There are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(d) Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, since January 1, 2016, none of Parent, or its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of Parent or any of the Parent Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of the Parent Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of the Parent Subsidiaries, (iii) violated the FCPA or any similar anti-bribery, anti-corruption or anti-money laundering Laws in any jurisdiction, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of the Parent Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of Parent or any of the Parent Subsidiaries in violation of the FCPA, or (vi) made any unlawful payment, unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Parent or any of the Parent Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of the Parent Subsidiaries, or is currently subject to any comprehensive sanctions administered by OFAC.

(e) Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries has, since January 1, 2016, received any written notices of any material Action regarding any Processing Matter with respect to Parent or its Subsidiaries in the conduct of its business from any Governmental Entity, NACHA or any Network directly or indirectly involved or associated with or implicated or utilized by Parent or any of its Subsidiaries.

(f) Except where it would not reasonably be likely to be, either individually or in the aggregate, material to the Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have, since January 1, 2016, complied with and are not in default or violation under (i) any applicable bylaws, operating rules, regulations and requirements of NACHA and any applicable Networks, in each case, which are either binding on Parent or its Subsidiaries or with which Parent or its Subsidiaries complies pursuant to contractual requirements and (ii) the PCI-DSS, as may be revised from time to time, in each case of the foregoing clauses (i) and (ii), with respect to Processing Matters.

4.13 Certain Contracts.

(a) Except as set forth in Section 4.13(a) of the Parent Disclosure Schedule and excluding any Parent Benefit Plan, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC),

(ii) that contains a non-compete or client or customer non-solicit requirement, in any case, that restricts in any material respect the conduct of any line of business by Parent or any of its Subsidiaries,

(iii) that provides for the incurrence of indebtedness for borrowed money of Parent or any of its Subsidiaries or the guaranty of indebtedness for borrowed money of third parties, in each case, in an aggregate principal amount in excess of $10,000,000 (other than securities sold under agreement to repurchase, in each case, incurred in the ordinary course of business consistent with past practices),

(iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Parent or its Subsidiaries,

(v) that is material and obligates Parent or any of its Subsidiaries to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants,

(vi) other than entered into in the ordinary course of business consistent with past practices, that relates to the acquisition or disposition of any assets or any business of Parent or any of its Subsidiaries with a purchase price in excess of $50,000,000 (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2016,

(vii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Parent or any of its Subsidiaries,

(viii) that limits in any material respect the payment of dividends by Parent or any of its Subsidiaries,

(ix) that is a material interest rate swap, cap, floor or option agreement, a futures or forward contract or relates to any other material interest rate, currency, commodity or other hedging or derivative transaction or risk management arrangement, or

(x) that is a contract pursuant to which Parent or any of its Subsidiaries receives from any third party a license or similar right under any Intellectual Property Rights that are material to the business of Parent and its Subsidiaries, taken as a whole, other than licenses with respect to software that is generally commercially available.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a) in existence as of the date hereof (excluding any Parent Benefit Plan), whether or not set forth in the Parent Disclosure Schedule, is referred to herein as a “Parent Contract” (provided that, for purposes of Section 4.13(b), the term “Parent Contract” will include any of the above entered into after the date hereof that would have been a Parent Contract if it had been in existence as of the date hereof).

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Contract is, assuming due authorization, execution and delivery by the third-party counterparties thereto, valid and binding on Parent or one of its Subsidiaries, as applicable (except as limited by the Enforceability Exceptions) and in full force and effect (unless such Parent Contract expires in accordance with its terms after the date of this Agreement or is terminated after the date of this Agreement in accordance with its terms and Section 5.3), (ii) each of Parent and its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Parent Contract, (iii) to the knowledge of Parent, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract, and (v) neither Parent nor any of its Subsidiaries knows of, or has received written notice of, any violation of any Parent Contract by any of the other parties thereto. Parent has made available to the Company prior to the date hereof true, correct and complete copies of each Parent Contract in existence as of the date hereof.

4.14 Agreements with Regulatory Agencies. Other than any order, enforcement action, consent agreement, memorandum of understanding or similar written agreement providing for a civil money penalty or settlement not in excess of $500,000, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding or other similar written agreement with, any Regulatory Agency or other Governmental Entity or has been, since January 1, 2016, ordered to pay any civil money penalty by any Regulatory Agency or other Governmental Entity. Since January 1, 2016, neither Parent nor any of its Subsidiaries has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that (a) materially restricts the conduct of its business or that in any material manner relates to its ability to pay dividends, its credit or risk management policies, its management or its business or (b) would prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”). Neither Parent nor any of its Subsidiaries has been advised in writing, or, to the knowledge of Parent, orally, since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any Parent Regulatory Agreement.

4.15 Customers. Since January 1, 2018 through the date of this Agreement, Parent and the Parent Subsidiaries have not received any notice from any Parent Covered Customer that such Parent Covered Customer intends to discontinue or substantially reduce its relationship with Parent or any of its Subsidiaries, as applicable, or terminate or materially and adversely amend any existing material contract with Parent or any of its Subsidiaries, as applicable, or not to continue as a customer of Parent or any of its Subsidiaries, as applicable. As used in this Agreement, the term “Parent Covered Customer” means a customer of Parent or any of its Subsidiaries the revenue derived from which constituted one percent (1%) or more of the consolidated revenue of Parent during calendar year 2018.

4.16 Environmental Matters. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and, since January 1, 2016, have complied, with all Environmental Laws. There are no Actions, private environmental investigations or remedial activities of any nature pending, or, to the knowledge of Parent, threatened, seeking to impose, or that would reasonably be likely to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation relating to any Environmental Law which is material to Parent and its Subsidiaries, taken as a whole. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, to the knowledge of Parent, there is no reasonable basis for any such Action that would impose any liability or obligation relating to any Environmental Law. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, no real property currently or formerly owned or operated by Parent or any of its Subsidiaries, nor, to the knowledge of Parent, any third-party site, has been contaminated with any Hazardous Substance in a manner that would reasonably be likely to require remediation or other action or result in any liability pursuant to any Environmental Law on the part of Parent or any of its Subsidiaries. Parent is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law which is material to Parent and its Subsidiaries, taken as a whole.

4.17 Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent or one of its Subsidiaries, as applicable, (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Parent Reports as being owned by Parent or any of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Parent Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Parent Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Parent Leased Properties” and, collectively with the Parent Owned Properties, the “Parent Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Parent, the lessor. There are no pending, or, to the knowledge of Parent, threatened, condemnation proceedings against the Parent Real Property, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent.

4.18 Intellectual Property; Data Privacy and Technology; Information Security.

(a) As of the date of this Agreement, Parent and each of its Subsidiaries owns (in each case, free and clear of any material Liens other than any Permitted Encumbrances) or otherwise has sufficient right to use Intellectual Property Rights used by Parent or such Subsidiaries, as applicable, in the conduct of its business as currently conducted, and all such rights shall survive the consummation of the transactions contemplated by this Agreement unchanged, in each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent (provided that the foregoing shall not be read as a representation on non-infringement).

(b) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, all Intellectual Property Rights owned by Parent or any of its Subsidiaries and registered with, issued by, or the subject of a pending application (whether for registration or issuance) with, any Governmental Entity (“Parent Registered IP”) are subsisting and, to the knowledge of Parent, other than with respect to applications, valid and enforceable, and none of the Parent Registered IP is subject to any outstanding order, judgment or decree (other than routine office actions) adversely affecting Parent’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Parent Registered IP.

(c) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent and its Subsidiaries, and the conduct of Parent’s and its Subsidiaries’ businesses, including the development, manufacture, use, sale, commercialization or provision of Parent’s and its Subsidiaries’ products and services do not and have not infringed, misappropriated or otherwise violated within the past three (3) years the Intellectual Property Rights of any person. To the knowledge of Parent, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, no person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned by Parent or any of its Subsidiaries.

(d) As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written claims that are still pending (i) alleging that Parent or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any person, whether directly or indirectly or (ii) contesting or challenging the use, validity, enforceability or ownership of any Intellectual Property Rights owned or purported to be owned by Parent or any of its Subsidiaries, in each case, other than any such claim that, if determined adversely, would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent.

(e) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any Subsidiary uses or distributes any software licensed under an “open source,” “copyleft,” “public source” or similar license in a manner that would require Parent or such Subsidiary (i) to disclose or make available any source code for its proprietary software to a third party or (ii) to limit Parent’s or such Subsidiary’s ability to seek full compensation in connection with the marketing, licensing or distribution of any of its proprietary software.

(f) As of the date of this Agreement, except as would not reasonably be likely, either individually or in the aggregate, to result in liability that is material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries are in compliance with all of its and their Data Protection Requirements, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Data. Parent and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices designed to ensure the confidentiality, privacy and security of Sensitive Data.

(g) During the three (3) year period prior to the date of this Agreement, to the knowledge of Parent, no third party has gained unauthorized access to or misused any Sensitive Data or any IT Assets used in the operation of the businesses of Parent or any of its Subsidiaries, in each case, in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of Parent and its Subsidiaries that would be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, or (ii) a duty to notify any person except as would not reasonably be likely, individually or in the aggregate, to result in liability which is material to Parent and its Subsidiaries, taken as a whole. Except as would not reasonably be likely, either individually or in the aggregate, to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices and Data Protection Requirements, designed to protect their products, services and IT Assets from unauthorized access and free from any Malicious Code. As of the date of this Agreement, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, the IT Assets used by Parent or any of its Subsidiaries (i) are free from Malicious Code and (ii) have not, within the three (3) years prior to the date of this Agreement, experienced any material failure or malfunction.

4.19 Related Party Transactions. As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent), on the other hand, of the type required to be reported in any Parent Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each such agreement, arrangement or understanding, a “Parent Related Party Contract”).

4.20 State Takeover Laws. The Parent Board has approved this Agreement and the transactions contemplated hereby and has taken all other necessary corporate actions as required to render inapplicable any applicable provisions of any Takeover Statutes or any similar takeover-related provision in the Parent Articles or the Parent Bylaws to the shares of Parent Common Stock issued pursuant to the Parent Share Issuance or otherwise or that would prohibit or restrict the ability of Parent or Merger Sub to issue the shares of Parent Common Stock pursuant to the Parent Share Issuance or otherwise perform under any of the Transaction Agreements to which Parent or Merger Sub is a party or the ability of Parent or Merger Sub to consummate the transactions contemplated thereby or subject the Company or its stockholders to any impediment or condition in connection with the consummation of the transactions contemplated thereby.

4.21 Reorganization. After due inquiry and investigation (and consultations with legal counsel and accountants to the extent deemed necessary), Parent represents that it has not taken any action nor, to the knowledge of Parent, is there any fact or circumstance that would reasonably be likely to prevent the Merger or any Alternative Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22 Opinion. Prior to the execution of this Agreement, the Parent Board has received separate opinions (which, if initially rendered orally, have been or will be confirmed by written opinions), dated as of the date of this Agreement, from each of Centerview Partners LLC and Goldman Sachs & Co. LLC to the effect that, as of the date of this Agreement and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be paid by Parent for each share of Company Class A Common Stock pursuant to this Agreement is fair from a financial point of view to Parent. Such opinions have not been amended or rescinded in any material respect by Centerview Partners LLC or Goldman Sachs & Co. LLC, respectively, as of the date of this Agreement.

4.23 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Joint Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock and the holders of Parent Common Stock, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Joint Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If a Prospectus is required under the Prospectus Rules, the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Prospectus (or any amendment or supplement thereto) on the date thereof will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Prospectus, if any, relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Prospectus Rules. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Joint Statement, the S-4 or the Prospectus (if applicable).

4.24 Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, (a) Parent and its Subsidiaries are insured with insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and neither Parent nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion and (d) there is no claim for coverage by Parent or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy.

4.25 Sufficient Funds.

(a) Parent has delivered to the Company true and complete copies of (i) a fully executed debt commitment letter, dated as of the date of this Agreement and (ii) the fully executed fee letter referenced therein, relating to fees with respect to the Financing contemplated by the commitment letter (the commitment letter, together with such fee letter, including all exhibits, supplements, schedules and annexes thereto, as amended, replaced, supplemented, modified or waived from time to time after the date hereof in compliance with Section 6.14(a), collectively, the “Commitment Letter”), by and among Parent and the Financing Sources specified therein (with only fee amounts and other economic terms, and the rates and amounts included in the “flex” provisions, redacted in a customary manner for transactions of this nature, none of which redacted provisions would reasonably be expected to adversely affect the conditionality, availability, enforceability, termination or amount of the Financing). Pursuant to the Commitment Letter, and subject to the terms and conditions thereof, the Financing Sources party thereto have committed to provide Parent with the amounts set forth in the Commitment Letter for the purposes set forth therein (the debt financing contemplated in the Commitment Letter, together with, unless the context otherwise requires, any replacement financing, including any bank financing or debt securities issued in lieu thereof, the “Financing”). As of the date of this Agreement, the Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and no amendment, supplement or modification that would not be permitted by Section 6.14(a) is contemplated, and the Commitment Letter, in the form so delivered, constitutes the legal, valid and binding obligation of, and is enforceable against, Parent and, to the knowledge of Parent, each of the other parties thereto, subject, in each case, to the Enforceability Exceptions.

(b) As of the date of this Agreement, Parent is not and, to the knowledge of Parent, no Financing Source is, in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in the Commitment Letter and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach by Parent or, to the knowledge of Parent, any other party thereto, of the Commitment Letter, (ii) constitute or result in a failure to satisfy a condition precedent set forth in the Commitment Letter, or (iii) subject to the satisfaction of the conditions in Article VII (other than the conditions set forth in Sections 7.3(a) and 7.3(b) and those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), otherwise result in any portion of the Financing being unavailable on the Closing Date. As of the date of this Agreement, no Financing Source party to the Commitment Letter has notified Parent of its termination or repudiation (or intent to terminate or repudiate) any of the commitments under such Commitment Letter or intent not to provide the Financing. Assuming (1) the truth and accuracy of the Company’s representations and warranties set forth in Article III and compliance by the Company with its obligations hereunder, and (2) the satisfaction of the conditions in Article VII (other than the conditions set forth in Sections 7.3(a) and 7.3(b) and those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), Parent has no reason to believe that any of the conditions to the funding of the Financing contemplated by the Commitment Letter and contained in the Commitment Letter will fail to be satisfied on the Closing Date or that the full amounts committed pursuant to the Commitment Letter will not be available to be funded on the Closing Date.

(c) Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement. Assuming (i) the funding of the full amount of the Financing in accordance with and subject to the satisfaction of the conditions in the Commitment Letter (it being understood and agreed that nothing in this clause (i) shall be construed to limit clause (d) of this Section 4.25), (ii) the truth and accuracy of the Company’s representations and warranties set forth in Article III and compliance by the Company with its obligations hereunder and (iii) the satisfaction of the conditions in Article VII (other than the conditions set forth in Sections 7.3(a) and 7.3(b) and those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), Parent and Merger Sub will have funds available to them at the Effective Time in an amount sufficient, when taken together with cash or cash equivalents held by Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to refinance in full all amounts outstanding under the Existing Credit Agreement, to pay the Cash Consideration, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing (collectively, the “Required Amount”). The only conditions precedent related to the obligations of the Financing Sources party to the Commitment Letter to fund the full amount of the Financing contemplated by the Commitment Letter are expressly set forth in the Commitment Letter as in effect on the date hereof. As of the date of this Agreement, there are no side letters or other agreements, contracts, arrangements or understandings, whether written or oral, entered into by Parent, Merger Sub or any of their affiliates relating to the Financing other than as set forth or contemplated in the Commitment Letter and customary engagement letters and fee credit letters with respect to the Financing (which engagement letters and fee credit letters do not contain any conditions precedent to the funding of the Financing or any other provisions that would cause the Financing to not be available to Parent on a timely basis at the Closing).

(d) Parent acknowledges and agrees that its obligations under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s or any of their respective affiliates’ or any other person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (a) as expressly contemplated or permitted by this Agreement (including Sections 6.1, 6.3, 6.9 and 6.15 and as set forth in Section 5.1 of the Company Disclosure Schedule), (b) as required by applicable Law or required or requested by a Governmental Entity, or (c) in the case of the following clauses (i) and (ii), in relation to the Company and its Subsidiaries, as consented to in writing by Parent, or, in the case of the following clauses (i) and (ii), in relation to Parent and its Subsidiaries, as consented to in writing by the Company (in each case, such consent not to be unreasonably withheld, conditioned or delayed), each of the Company and Parent shall, and each shall cause its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice and (ii) to the extent consistent with the foregoing clause (i), use reasonable best efforts to maintain and preserve intact its business organization and advantageous and material business relationships, except that no action or failure to take action by the Company or its Subsidiaries or Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 (in the case of the Company or its Subsidiaries) or Section 5.3 (in the case of Parent or its Subsidiaries) shall be deemed a breach of the foregoing unless such action or failure to take action would constitute a breach of such provision of Section 5.2 (in the case of the Company or its Subsidiaries) or Section 5.3 (in the case of Parent or its Subsidiaries).

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (x) as set forth in the Company Disclosure Schedule, (y) as expressly contemplated or permitted by this Agreement or (z) as required by applicable Law or required or requested by a Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned):

(a) incur any indebtedness for borrowed money, other than (i) intercompany indebtedness, (ii) borrowings under any revolving credit facility or commercial paper program existing on the date of this Agreement up to the amount committed thereunder on the date of this Agreement (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on the date of this Agreement) and (iii) any indebtedness incurred to refinance, roll over, replace or renew any indebtedness described in the immediately preceding clause (ii), so long as, in each case of this clause (iii), the principal amount of such refinancing, roll-over, replacement or renewed indebtedness is not greater than the principal amount of the indebtedness being refinanced, rolled over, replaced or renewed (plus accrued interest, and a reasonable amount of fees and expenses incurred in connection with such refinancing), and such new indebtedness does not limit or require the payment of any premium or penalty for the prepayment thereof;

(b) (i) adjust, split, combine or reclassify any capital stock of the Company or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(ii) make, declare or pay any dividend on its capital stock, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries or (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards and dividend equivalents thereon, if any;

(iii) grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, in each case, other than such grants that would not require the consent of Parent under Section 5.2(h); or

(iv) issue, deliver, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, in each case, except for the issuance of shares upon the exercise of Company Stock Options, the vesting or settlement of Company Equity Awards (and dividend equivalents thereon, if any), the issuance of Company Class A Common Stock under the Company ESPP (or the replacement plan thereof) in accordance with the terms of such plan as in effect as of the date hereof and consistent with past practice;

(c) sell, transfer, mortgage, encumber, subject to a Lien (other than a Permitted Encumbrance) or otherwise dispose of any of its properties or assets, except (i) as provided in Section 5.2(c) of the Company Disclosure Schedule, (ii) properties or assets associated with discontinued operations, or (iii) to the extent that such sales, transfers, mortgages, encumbrances, properties or assets that become subject to a Lien or dispositions would not exceed $15,000,000 individually or $30,000,000 in the aggregate;

(d) transfer, sell, lease, license (other than licenses granted in the ordinary course of business consistent with past practice), subject to a Lien (other than a Permitted Encumbrance), divest, cancel, abandon, dedicate to the public or allow to lapse or expire or otherwise dispose of any material Intellectual Property Rights owned by the Company or any of its Subsidiaries;

(e) acquire any assets or make any investment, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, except (i) as provided in Section 5.2(e) of the Company Disclosure Schedule, (ii) for acquisitions or investments in connection with ordinary course purchases in connection with normal day-to-day business operations consistent with past practices, (iii) capital expenditures incurred in the ordinary course consistent with past practices, (iv) acquisitions of assets from, or investments in, any of the Subsidiaries of the Company or (v) to the extent that such acquisitions or investments would not exceed $15,000,000 individually or $30,000,000 in the aggregate;

(f) (i) terminate, materially and adversely amend, or waive any material provision of, any Company Contract, in each case, other than terminations, amendments and waivers in the ordinary course of business consistent with past practices, (ii) enter into any contract that would constitute a Company Contract under clause (ii), clause (iv) or clause (v) of the definition thereof if it were in effect on the date of this Agreement, or (iii) terminate, modify, amend or waive any provision under the Exchange Agreement;

(g) enter into any agreement, arrangement or understanding that would constitute a Company Related Party Contract;

(h) except as required by the terms of any Company Benefit Plan or any Company Labor Agreement as in effect on the date hereof, (i) materially increase or change the compensation or benefits payable to any Company Related Person (including through changes in actuarial or other assumptions, loan forgiveness or otherwise), other than in the ordinary course of business consistent with past practices or as required by applicable Law, (ii) grant any new long-term incentives or equity-based awards, or amend or modify the terms of any such outstanding awards, (iii) grant any transaction or retention bonuses, (iv) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, (v) increase or change the severance terms applicable to any Company Related Person, or (vi) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement other than solely with respect to this clause (vi), (x) any such amendment that does not materially increase the cost to the Company or its applicable Subsidiaries of maintaining such Company Benefit Plan or (y) renewing the term of any Company Benefit Plan (including, in the case of Company Benefit Plans that are health and welfare plans, renewing or entering into replacement insurance contracts underlying or used in connection with such Company Benefit Plans) in the ordinary course of business consistent with past practices, with such changes that do not substantially increase the cost of providing benefits thereunder to the Company and its applicable Subsidiaries;

(i) enter (or commit to enter) into, modify, amend, terminate or extend any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, other than (i) extensions in the ordinary course of business consistent with past practice or (ii) as required by any Company Labor Agreement;

(j) settle any Action, except in an amount and for consideration, in respect of any Action or series of related Actions, not in excess of $25,000,000 individually or $75,000,000 in the aggregate and that would not impose any material restriction on the business of Parent or any of its Subsidiaries (including the Surviving Corporation) after the Closing;

(k) knowingly take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger or, without limiting Section 6.18, any Alternative Transaction, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l) amend the Company Charter, the Company Bylaws or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(m) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries, in each case, except if such merger, consolidation, restructuring or reorganization is solely between or among Company Subsidiaries or is permitted under an exception set forth in Section 5.2(c) or 5.2(e);

(n) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or IFRS;

(o) (i) enter into any new line of business outside its existing business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of an existing line of business or (ii) discontinue any existing line of business, in each case of clauses (i) and (ii), to the extent that such entry or discontinuance would reasonably be likely to (A) have a material adverse impact on the Company and its Subsidiaries, taken as a whole, or (B) prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement;

(p) (i) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method or file any material, amended Tax Return, in each case, other than in the ordinary course of business or (ii) enter into any material closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, other than in the ordinary course of business; or

(q) agree to take, make any commitment to take, or adopt any resolutions of the Company Board or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Other than Parent’s right to consent or withhold consent with respect to the foregoing matters, nothing contained in this Agreement shall give Parent or Merger Sub (or any of their respective affiliates), directly or indirectly, any right to control or direct the operation of the Company or its Subsidiaries prior to the Closing. Subject to the foregoing sentence and consistent with the terms of this Agreement, prior to the Closing, the Company and its Subsidiaries shall exercise complete control and supervision of the operation of the Company and its Subsidiaries.

5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (x) as set forth in the Parent Disclosure Schedule, (y) as expressly contemplated or permitted by this Agreement or (z) as required by applicable Law or required or requested by a Governmental Entity, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned):

(a) incur any indebtedness for borrowed money, other than (i) in connection with the Financing, (ii) intercompany indebtedness, (iii) borrowings under any revolving credit facility or commercial paper program existing on the date of this Agreement up to the amount committed thereunder on the date of this Agreement (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on the date of this Agreement) and (iv) any indebtedness incurred to refinance, roll over, replace or renew any indebtedness, so long as, in each case of this clause (iv), the principal amount of such refinancing, roll-over, replacement or renewed indebtedness is not greater than the principal amount of the indebtedness being refinanced, rolled over, replaced or renewed (plus accrued interest, and a reasonable amount of fees and expenses incurred in connection with such refinancing), and such new indebtedness does not limit or require the payment of any premium or penalty for the prepayment thereof;

(b) amend the Parent Articles or the Parent Bylaws in a manner that would materially and adversely affect holders of Company Common Stock, or adversely affect holders of Company Common Stock relative to other holders of Parent Common Stock;

(c) (i) adjust, split, combine or reclassify any capital stock of Parent; (ii) other than quarterly dividends paid by Parent consistent with past practice as to timing and amount, make, declare or pay any dividend on its capital stock, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) dividends paid by any of the Subsidiaries of Parent to Parent or any of its wholly owned Subsidiaries or (B) the acceptance of shares of Parent Common Stock as payment for the exercise price of Parent Stock Options or for withholding taxes incurred in connection with the exercise of Parent Stock Options or the vesting or settlement of Parent Equity Awards and dividend equivalents thereon, if any; (iii) grant any Parent Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (in each case, other than such grants that would not require the consent of the Company under Section 5.3(i)); or (iv) issue, deliver, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, in each case, except for the issuance of shares upon the exercise of Parent Stock Options, the vesting or settlement of Parent Equity Awards (and dividend equivalents thereon, if any), the issuance of Parent Common Stock under the Parent ESPP (or the replacement plan thereof) in accordance with the terms of such plan as in effect as of the date hereof and consistent with past practice;

(d) sell, transfer, mortgage, encumber, subject to a Lien (other than a Permitted Encumbrance) or otherwise dispose of any of its properties or assets, except (i) as provided in Section 5.3(d) of the Parent Disclosure Schedule, (ii) properties or assets associated with discontinued operations, or (iii) to the extent that such sales, transfers, mortgages, encumbrances, properties or assets that become subject to a Lien or dispositions would not exceed $15,000,000 individually or $30,000,000 in the aggregate;

(e) transfer, sell, lease, license (other than licenses granted in the ordinary course of business consistent with past practice), subject to a Lien (other than a Permitted Encumbrance), divest, cancel, abandon, dedicate to the public or allow to lapse or expire or otherwise dispose of any material Intellectual Property Rights owned by Parent or any of its Subsidiaries;

(f) acquire any assets or make any investment, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, except (i) as provided in Section 5.3(f) of the Parent Disclosure Schedule, (ii) for acquisitions or investments in connection with ordinary course purchases in connection with normal day-to-day business operations consistent with past practices, (iii) capital expenditures incurred in the ordinary course consistent with past practices, (iv) acquisitions of assets from, or investments in, any of the Subsidiaries of Parent or (v) to the extent that such acquisitions or investments would not exceed $15,000,000 individually or $30,000,000 in the aggregate;

(g) terminate, materially and adversely amend, or waive any material provision of, any Parent Contract, in each case, other than terminations, amendments and waivers in the ordinary course of business consistent with past practices;

(h) enter into any agreement, arrangement or understanding that would constitute a Parent Related Party Contract;

(i) except as required by the terms of any Parent Benefit Plan or any Parent Labor Agreement as in effect on the date hereof, (i) materially increase or change the compensation or benefits payable to any Parent Related Person (including through changes in actuarial or other assumptions, loan forgiveness or otherwise), other than in the ordinary course of business consistent with past practices or as required by applicable Law, (ii) grant any new long-term incentives or equity-based awards, or amend or modify the terms of any such outstanding awards, (iii) grant any transaction or retention bonuses, (iv) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, (v) increase or change the severance terms applicable to any Parent Related Person, or (vi) become a party to, establish, adopt, amend, commence participation in or terminate any Parent Benefit Plan or any arrangement that would have been a Parent Benefit Plan had it been entered into prior to this Agreement, other than solely with respect to this clause (vi), (x) any such amendment that does not materially increase the cost to Parent or its applicable Subsidiaries of maintaining such Parent Benefit Plan or (y) renewing the term of any Parent Benefit Plan (including, in the case of Parent Benefit Plans that are health and welfare plans, renewing or entering into replacement insurance contracts underlying or used in connection with such Parent Benefit Plans) in the ordinary course of business consistent with past practices, with such changes that do not substantially increase the cost of providing benefits thereunder to Parent and its applicable Subsidiaries;

(j) enter (or commit to enter) into, modify, amend, terminate or extend any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, other than (i) extensions in the ordinary course of business consistent with past practice or (ii) as required by any Parent Labor Agreement;

(k) settle any Action, except in an amount and for consideration, in respect of any Action or series of related Actions, not in excess of $25,000,000 individually or $75,000,000 in the aggregate and that would not impose any material restriction on the business of Parent or any of its Subsidiaries after the Closing;

(l) knowingly take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger or, without limiting Section 6.18, any Alternative Transaction, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(m) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries, in each case, except if such merger, consolidation, restructuring or reorganization is solely between or among Parent Subsidiaries or is permitted under an exception set forth in Section 5.3(d) or Section 5.3(f);

(n) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or IFRS;

(o) (i) enter into any new line of business outside its existing business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of an existing line of business or (ii) discontinue any existing line of business, in each case of clauses (i) and (ii), to the extent that such entry or discontinuance would reasonably be likely to (A) have a material adverse impact on Parent and its Subsidiaries, taken as a whole, or (B) prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement;

(p) (i) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method or file any material amended Tax Return, in each case, other than in the ordinary course of business or (ii) enter into any material closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, other than in the ordinary course of business; or

(q) agree to take, make any commitment to take, or adopt any resolutions of the Parent Board or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Other than the Company’s right to consent or withhold consent with respect to the foregoing matters, nothing contained in this Agreement shall give the Company (or any of its affiliates), directly or indirectly, any right to control or direct the operation of Parent or its Subsidiaries prior to the Closing. Subject to the foregoing sentence and consistent with the terms of this Agreement, prior to the Closing, Parent and its Subsidiaries shall exercise complete control and supervision of the operation of Parent and its Subsidiaries.

5.4 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business other than in connection with the transaction contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to (i) take, or cause to be taken, all necessary actions, and do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable following the date hereof, (ii) make, or cause to be made, the registrations, declarations and filings (A) required under the HSR Act and (B) required or advisable under any other applicable antitrust or competition Laws of non-U.S. jurisdictions with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement (and, in the case of any filings required under the HSR Act, no later than ten (10) business days after the date of this Agreement, unless otherwise agreed by Parent and the Company), (iii) obtain, or cause to be obtained, from Governmental Entities all consents, approvals, authorizations, qualifications and orders set forth in Sections 7.1(f)(i)(B) and 7.1(f)(ii) of the Parent Disclosure Schedule (including the FCA Approval) or as are otherwise necessary for the consummation of the transactions contemplated by this Agreement or otherwise, in each case, as promptly as practicable, and (iv) seek to avoid or prevent the initiation of any Action by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, in furtherance of the parties’ reasonable best efforts, this Section 6.1 shall require Parent and its Subsidiaries and other affiliates and the Company and its Subsidiaries and other affiliates, as applicable, in order to obtain the Requisite Regulatory Approvals or any necessary approvals of any other Governmental Entity required for the transactions contemplated hereby or to avoid the consequences in Section 6.1(a)(iv) or otherwise in connection with the Requisite Regulatory Approvals required pursuant to any antitrust or competition law or the FCA Approval to (1) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Divestiture”); provided that no such Divestiture shall be required if such Divestiture is material to Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole (after giving effect to the Merger), and (2) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Remedy”); provided that no such Remedy shall be required if such Remedy is material to Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole (after giving effect to the Merger); provided, however, that Parent can compel the Company to take any of the actions referred to above (or agree to take such actions) if such actions are only effective from and after the Effective Time. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Parent agrees and commits to litigate or participate in the litigation of any Action involving any Governmental Entity under the HSR Act or any other applicable antitrust or competition laws in order to: (1) oppose or defend against any Action by any such Governmental Entity to prevent or enjoin the consummation of the Merger; or (2) overturn any regulatory Action by any such Governmental Entity to prevent consummation of the Merger, including by defending any Action brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

(b) In furtherance of and without limiting the foregoing, Parent agrees to: (i) make any required initial submissions, notifications and filings (A) required in order to procure the satisfaction of the FCA Approval as soon as practicable and in any event within 20 business days after the date hereof (unless otherwise agreed by Parent and the Company) and (B) required in order to procure the Dutch Central Bank Approval as soon as practicable, (ii) supply as soon as practicable any additional information and documentation that may be requested by the FCA in relation to the FCA Approval or (iii) subject to the last sentence of Section 6.1(a), use its reasonable best efforts to take, or cause to be taken, all other actions necessary to satisfy the FCA Approval as soon as practicable. As used herein, “Dutch Central Bank Approval” means a declaration of no objection pursuant to Section 3:95 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) from the Dutch Central Bank (De Nederlandsche Bank) in respect of Parent’s acquisition of a qualifying holding (gekwalificeerde deelneming) in Worldpay B.V.

(c) If Parent or the Company or any of their respective Subsidiaries or affiliates receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (to the extent permitted under applicable Law), an appropriate response in compliance with such request. If Parent or the Company receives a formal request for additional information or documentary material from the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”), then Parent and the Company will substantially comply with such formal request as soon as reasonably practicable. Parent shall consult with the Company in good faith prior to agreeing, directly or indirectly, to extend any waiting period under the HSR Act or other applicable Law or to any timing agreement with the FTC, the Antitrust Division or any other Governmental Entity.

(d) Parent and the Company shall promptly notify the other party of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted under applicable Law, furnish the other party promptly with all communications received from any Governmental Entity and permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed communication, filing or submission by such party to any Governmental Entity. The parties will coordinate and reasonably cooperate with each other in exchanging information and providing reasonable assistance as the other party may reasonably request in writing in connection with the foregoing or in connection with any filing or submission to be made to any Governmental Entity; provided, however, that materials exchanged pursuant to this Section 6.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company’s or Parent’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided, further that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other pursuant to this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Parent and the Company shall (to the extent permitted under applicable Law) consult with the other party in advance of any meeting, discussion or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and, to the extent not prohibited by the Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences. The parties shall discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable Law in connection with this Agreement or the transactions contemplated by this Agreement; provided, however, that (i) Parent shall determine such strategy and timing for obtaining any clearances required or advisable under antitrust or competition Laws after considering in good faith all comments and advice of the Company (and its counsel) and (ii) Parent shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining such clearances required or advisable under antitrust or competition Laws.

(e) Parent shall not, and shall cause its Subsidiaries not to, and the Company shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity, in any material respect, entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated hereby.

(f) Parent and the Company shall promptly prepare and file with the SEC, the Joint Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Statement will be included as a prospectus. Each of Parent and the Company shall use their reasonable best efforts to respond promptly to comments from the SEC and have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Parent and the Company shall as promptly as practicable after such filing mail or deliver the Joint Statement to their respective shareholders and stockholders; provided that if a Prospectus is required, each of Parent and the Company shall mail or deliver the Joint Statement to its shareholders or stockholders, respectively, no sooner than the date on which the Prospectus is published in accordance with the Prospectus Rules. Each of Parent and the Company shall promptly notify the other party of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the S-4 or the Joint Statement or for additional information and shall promptly provide to the other party copies of all correspondence between it or any of its Representatives and the SEC with respect to the S-4 or Joint Statement. Each of Parent and the Company will provide their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Joint Statement, the S-4, responses to any comments from the SEC with respect thereto and other documents related to the Parent Meeting, the Company Meeting or the Parent Share Issuance, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the shareholders of Parent and the stockholders of the Company. Each party will include in the Joint Statement, the S-4 and such other documents related to the Parent Meeting, the Company Meeting or the Parent Share Issuance in respect of the Merger all comments reasonably and promptly proposed by the other party or its legal counsel, and each agrees that all information relating to Parent and its Subsidiaries included in the Joint Statement and the S-4 shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company and its Subsidiaries included in the Joint Statement and the S-4 shall be in form and content satisfactory to the Company, acting reasonably. Notwithstanding the foregoing, the provisions of this Section 6.1(f) shall not apply with respect to information relating to a Change in Parent Recommendation or a Change in Company Recommendation, as applicable. Each of Parent and the Company shall advise the other party, promptly after receipt of notice thereof, of the time of effectiveness of the S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use its reasonable best efforts to take all action under applicable securities Laws, rules or regulations and to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

(g) If a Prospectus is required under applicable Law, as soon as reasonably practicable following the date of this Agreement, Parent shall prepare and cause to be filed with the FCA for approval a draft copy of the Prospectus (together with any application to the FCA for passporting such Prospectus into any other required European Economic Area jurisdiction) and Parent shall cause the Prospectus to comply as to form and substance in all material respects with the requirements of applicable Laws. The Company shall furnish all information concerning itself, its affiliates and the stockholders of the Company to Parent and provide such other assistance as may be reasonably requested to determine whether the Prospectus is required under applicable Law (including any requirement to passport such Prospectus into other European Economic Area jurisdictions), and as otherwise may reasonably be required in respect of the preparation and approval of the Prospectus. Each of the Company and Parent shall use reasonable best efforts to obtain formal approval of the Prospectus (such date of approval of the Prospectus, the “Approval Date”), including by supplying all such information, executing all such documents and paying all such fees as may be reasonably necessary or required by the FCA for the purposes of obtaining such approval. If at any time prior to the Effective Time any information relating to Parent, the Company, or any of their respective affiliates, officers or directors should be discovered by Parent or the Company that should be set forth in an amendment of, or a supplement to, the Prospectus so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the FCA of any necessary amendment of, or supplement to, the Prospectus, and to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Prospectus shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided that this approval right shall not apply with respect to information relating to a Change in Parent Recommendation or Change in Company Recommendation. Parent shall use its reasonable best efforts to cause the directors of Parent to publish the Prospectus, in accordance with applicable Laws and as promptly as practicable after the Approval Date. Parent shall advise the Company, promptly after it receives notice thereof, of (i) the time when the Prospectus has been approved by the FCA or any supplement or amendment has been filed or (ii) any comments, responses or requests from the FCA relating to drafts of the Prospectus or notification that the Prospectus is formally approved. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the FCA relating to drafts of the Prospectus. Notwithstanding the foregoing, prior to filing the Prospectus or responding to any comments of the FCA with respect thereto, Parent and the Company shall each cooperate and Parent shall provide the Company and its counsel with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) prior to filing with the FCA.

(h) Parent and the Company shall, upon request, subject to Section 6.1(d), furnish each other with all information concerning themselves, their affiliates, directors, officers, shareholders and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Statement, the S-4, the Prospectus or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective affiliates to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(i) If at any time prior to the Effective Time, Parent or the Company obtains knowledge of any information relating to Parent or the Company, or any of their respective officers, directors or other affiliates, which should be set forth in an amendment or supplement to the Form S-4, the Joint Statement or the Prospectus, if any, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC or the FCA, as applicable, and, to the extent required under applicable Law, disseminated to the shareholders of Parent or the Company.

(j) To the extent that, prior to the Closing, it becomes necessary or desirable for Parent to publish an approved prospectus in a jurisdiction within the European Economic Area other than the United Kingdom (a “Relevant Member State”) as a result of the United Kingdom’s withdrawal from the European Union, the parties will cooperate in good faith to make alternative arrangements pursuant to which Parent will arrange for an approved prospectus to be published in such Relevant Member State and arrange passporting into any other required European Economic Area jurisdiction. In this event, references to (i) a Prospectus in this Agreement shall be deemed to include a prospectus approved in such Relevant Member State, (ii) the FCA shall be deemed to include the national competent authority in such Relevant Member State and (iii) the Prospectus Rules shall be deemed to include any legislation related to the publication of an approved prospectus in such Relevant Member State (including, without limitation, Directive 2003/71/EC and Regulation (EU) 2017/1129 and any implementing domestic legislation in such Relevant Member State). For the avoidance of doubt, a requirement to publish an approved prospectus in a member state of the European Economic Area other than the United Kingdom shall not constitute a breach of any provision of this Agreement.

6.2 Access to Information.

(a) Subject to the Confidentiality Agreement and subject to applicable Laws, upon reasonable written notice, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, personnel, information technology systems and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with service providers and/or the other party), and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make reasonably available to the other party such information concerning its business, properties and personnel as such party may reasonably request in writing. Each party shall use reasonable best efforts to minimize any interference with the other party’s regular business operations during any such access. Notwithstanding the foregoing, none of Parent, the Company or any of their respective Subsidiaries shall be required to provide access to properties, books, contracts, personnel, information technology systems and records, or to disclose information, pursuant to this Section 6.2, where such access or disclosure would, in the reasonable judgment of Parent or the Company, as the case may be, violate or prejudice the rights of Parent’s or the Company’s customers, result in the disclosure of trade secrets, violate confidentiality obligations to a third party, jeopardize the attorney-client privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), unreasonably interfere with the other party’s regular business operations during any such access or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or following the date of this Agreement in the ordinary course of business. In the event that either party withholds information on the basis of the foregoing, such party shall inform the other party as to the general nature of what is being withheld, and the parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply so that such disclosure does not suffer from any of the foregoing impediments, including through use of reasonable best efforts to obtain the required consent or waiver of any third party required to provide such information, as applicable.

(b) Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 2, 2019, between Parent and the Company (the “Confidentiality Agreement”).

(c) No investigation by either Parent or the Company or their respective Representatives, and no information furnished by any of them, shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

(d) To the extent that any of the information or material furnished pursuant to this Section 6.2 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, including those concerning pending or threatened Actions, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the common interest doctrine.

6.3 Shareholder Approval and Stockholder Approval.

(a) Parent shall call, give notice of, convene and hold a meeting of its shareholders (the “Parent Meeting”) as soon as reasonably practicable after the S-4 is declared effective (and, in any event, within 30 business days thereafter) for the purpose of obtaining the Requisite Parent Vote required in connection with this Agreement, the Merger and the Parent Share Issuance and, if so desired and mutually agreed in writing, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve the issuance of stock in connection with a merger. Parent shall not postpone the Parent Meeting except to the extent required by Law or in accordance with the remaining provisions of this Section 6.3(a). Parent agrees (i) to provide the Company with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the Parent Meeting) and (ii) to give written notice (which, for the avoidance of doubt, may be given via e-mail) to the Company one (1) day prior to, and on the date of, the Parent Meeting, indicating whether, as of such date, sufficient proxies representing the Requisite Parent Vote have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) business days prior to the time for which the Parent Meeting was originally scheduled (as set forth in the Joint Statement) (the “Original Parent Meeting Date”), (A) Parent has not received proxies representing the Requisite Parent Vote, whether or not a quorum is present, (B) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) and voting to approve the Parent Share Issuance to constitute a quorum necessary to conduct the business of the Parent Meeting, or (C) it is necessary to ensure that any supplement or amendment to the Joint Statement is delivered, Parent may, or, if the Company so requests, shall, postpone or adjourn the Parent Meeting; provided that Parent shall only be required to adjourn or postpone the Parent Meeting two (2) times. In the event of any postponement or adjournment of the Parent Meeting pursuant to this Section 6.3(a), Parent has the sole discretion to set the date for the postponement or adjournment of the Parent Meeting; provided that the Parent Meeting shall not be postponed or adjourned by more than ten (10) business days from the Original Parent Meeting Date in connection with the first (1st) postponement or adjournment or more than an aggregate of thirty (30) business days from the Original Parent Meeting Date if the Parent Meeting is postponed or adjourned for two (2) times. If the Parent Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Parent Vote shall not have been obtained, either Parent or the Company shall have the right to terminate this Agreement in accordance with Section 8.1(h). For the avoidance of doubt, but subject to Parent’s right or the Company’s right to request Parent to adjourn or postpone the Parent Meeting set forth in this Section 6.3(a), unless this Agreement has been terminated in accordance with its terms, the Parent Meeting shall be convened and the Parent Share Issuance shall be submitted to the shareholders of Parent for approval at the Parent Meeting, and nothing contained herein shall be deemed to relieve Parent of such obligation (including a Change in Parent Recommendation).

(b) The Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) as soon as reasonably practicable after the S-4 is declared effective (and, in any event, within 30 business days thereafter) for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed in writing, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve the adoption of a merger agreement. The Company shall not postpone the Company Meeting except to the extent required by Law or in accordance with the remaining provisions of this Section 6.3(b). The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the Company Meeting) and (ii) to give written notice (which, for the avoidance of doubt, may be given via e-mail) to Parent one (1) day prior to, and on the date of, the Company Meeting, indicating whether, as of such date, sufficient proxies representing the Requisite Company Vote have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) business days prior to the time for which the Company Meeting was originally scheduled (as set forth in the Joint Statement) (the “Original Company Meeting Date”), (A) the Company has not received proxies representing the Requisite Company Vote, whether or not a quorum is present, (B) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to approve the Merger to constitute a quorum necessary to conduct the business of the Company Meeting, or (C) it is necessary to ensure that any supplement or amendment to the Joint Statement is delivered, the Company may, or, if Parent so requests, shall, postpone or adjourn the Company Meeting; provided that the Company shall only be required to adjourn or postpone the Company Meeting two (2) times. In the event of any postponement or adjournment of the Company Meeting pursuant to this Section 6.3(b), the Company has the sole discretion to set the date for the postponement or adjournment of the Company Meeting; provided that the Company Meeting shall not be postponed or adjourned by more than ten (10) business days from the Original Company Meeting Date in connection with the first (1st) postponement or adjournment or more than an aggregate of thirty (30) business days from the Original Company Meeting Date if such Original Company Meeting Date is postponed or adjourned for two (2) times. If the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Company Vote shall not have been obtained, either Parent or the Company shall have the right to terminate this Agreement in accordance with Section 8.1(g). For the avoidance of doubt, but subject to the Company’s right or Parent’s right to request the Company to adjourn or postpone the Company Meeting set forth in this Section 6.3(b), unless this Agreement has been terminated in accordance with its terms, such Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company for approval at the Company Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation (including a Change in Company Recommendation).

(c) Each of Parent and the Company shall use its reasonable best efforts to obtain from the shareholders of Parent or the stockholders of the Company, as applicable, the Requisite Parent Vote (including by communicating to Parent’s shareholders the Parent Recommendation, subject to Section 6.9(e) and Section 6.9(g)), in the case of Parent, or the Requisite Company Vote (including by communicating to the Company’s stockholders the Company Recommendation, subject to Section 6.9(e) and Section 6.9(g)), in the case of the Company. Each of the Company and Parent shall reasonably cooperate and use its reasonable best efforts to cause the date and time of the Company Meeting and the Parent Meeting to be coordinated such that they occur within a single period of twenty-four (24) consecutive hours (and in any event as close in time as possible).

6.4 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, in each case subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) The employees of the Company and its Subsidiaries as of the Effective Time who continue to remain employed with Parent or its Subsidiaries (including the Surviving Corporation) in the United States and the United Kingdom (collectively, the “Continuing Employees”) shall, during the period commencing at the Effective Time and ending on December 31, 2020 for so long as they are employed, be provided with (i) a base salary or base wage and annual cash incentive opportunity that is no less favorable than the combined base salary or base wage and annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time; provided, however, that Parent shall have the right to adjust any Continuing Employee’s base salary or base wage and annual cash incentive opportunity so long as the aggregate base salary or base wage and annual cash incentive opportunity for any such Continuing Employee following any such adjustment is not less than the aggregate base salary or base wage and annual cash incentive opportunity for such Continuing Employee in effect immediately prior to the Effective Time and (ii) employee benefits that in the aggregate are substantially comparable to such employee benefits, excluding equity, change in control or retention arrangements, generally made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries), as applicable; provided that until such time as Parent shall cause Continuing Employees to participate in the employee benefit plans that are made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries), a Continuing Employee’s continued participation in employee benefit plans of the Company and its Subsidiaries as in effect immediately prior to the Effective Time shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent Benefit Plans may commence at different times with respect to each Parent Benefit Plan). Following the Effective Time, Parent shall evaluate if it is materially less favorable, in the aggregate, for the Continuing Employees to participate in the Parent Benefit Plans as compared to the Company Benefit Plans in effect immediately prior to the Effective Time and implement appropriate and reasonable solutions to minimize any such adverse impact on the Continuing Employees. Further, any Continuing Employee who is terminated by Parent or one its Subsidiaries without cause following the Effective Time and prior to December 31, 2020 will receive severance payments and benefits that are not less favorable than those provided under the applicable severance/redundancy plan of Parent or its Subsidiaries, subject to, and in accordance with, the terms of such plan as of the applicable date of termination. Notwithstanding the foregoing, the requirements of this Section 6.5(a) shall not apply to Continuing Employees who are covered by any Company Labor Agreement. As of the Effective Time, Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, as applicable, honor the terms of any Company Labor Agreement.

(b) With respect to any Parent Benefit Plan in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall use its reasonable best efforts to: (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the Continuing Employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time, (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a benefit plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans for the plan year in which participation in such Parent Benefit Plan commences, and (iii) give the Continuing Employees service credit for such Continuing Employee’s employment with the Company or its applicable Subsidiary for (x) eligibility and vesting purposes (other than for purposes of any new equity based compensation plan, program, agreement or arrangement) and (y) for purposes of vacation accrual and severance benefit determinations to the same extent that such service was taken into account under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) to the extent that such credit is not recognized by Parent or its Subsidiaries with respect to similarly situated employees, (C) for purposes of any defined benefit pension plan or benefit plan that provides retiree health or welfare benefits, or (D) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent that the Company would be permitted to do so by applicable Law, each present and former (determined as of the Effective Time) director or officer of the Company and its Subsidiaries when acting in such capacity (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual Action, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer or fiduciary of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement, and Parent shall, and shall cause the Surviving Corporation to, also advance expenses as incurred in connection therewith by such Company Indemnified Party to the fullest extent permitted by applicable Law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is determined in a final, non-appealable judgment of a Chosen Court that such Company Indemnified Party is not entitled to indemnification hereunder.

(b) Subject to the following sentence, prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one (1) or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Merger); provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained, in Parent’s good faith determination, policies of insurance that provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with, but only upon the consent of, Parent, may (and, at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which a Company Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. If required by any written agreement or contract to which the Company or any of its Subsidiaries is bound, the provisions of this Section 6.6 shall apply to directors, officers, employees and fiduciaries (in each case, acting in such capacity) of any predecessor entity previously acquired by the Company or any of its Subsidiaries to the extent required by such written agreement or contract.

(d) The obligations of the Surviving Corporation, Parent and the Company under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Company Indemnified Party. In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

(e) During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party as provided in the Company Charter, the Company Bylaws or any organizational documents of any Company Subsidiary or any indemnification agreement between such

Company Indemnified Party and the Company or a Company Subsidiary, in each case, as in effect on the date of this Agreement, shall survive the Effective Time unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Company Indemnified Party.

6.7 Advice of Changes. Parent and the Company shall each promptly advise the other party of any fact, change, event or circumstance known to it (a) that has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably would be expected to give rise, either individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.7 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.8 Corporate Governance.

(a) Prior to the Effective Time, Parent shall take all actions necessary to cause:

(i) the number of directors that will comprise the full Parent Board at the Effective Time to be increased to twelve (12); and

(ii) the Parent Board at the Effective Time to consist of (A) seven (7) directors of Parent as of immediately prior to the Effective Time consisting of six (6) independent directors of Parent and the Chief Executive Officer of Parent as of immediately prior to the Effective Time (the “Parent CEO”), and (B) five (5) directors of the Company as of immediately prior to the Effective Time designated by the Company (each, a “Company Designated Director”), consisting of four (4) independent directors of the Company, and the Chief Executive Officer of the Company as of immediately prior to the Effective Time (the “Company CEO”). All of the Company Designated Directors shall be appointed, elected and approved as directors of the Parent Board effective as of the Effective Time by a vote of at least a majority of the Parent Board in office as of immediately prior to the Effective Time.

(b) Prior to the Effective Time, the parties shall take all actions necessary to cause, effective at the Effective Time, (i) a Company Designated Director, other than the Company CEO, to be appointed as the Lead Independent Director of the Parent Board, and (ii) a Company Designated Director to be appointed to serve on each standing committee of the Parent Board.

(c) Effective at the Effective Time, (i) the Parent CEO shall continue to serve as the President and Chief Executive Officer of Parent and Chairman of the Parent Board, and (ii) the Company CEO shall become an executive of Parent and the Executive Vice Chairman of the Parent Board and shall serve in such roles until at least the one year anniversary of the Closing. At or prior to the Effective Time, the Parent Board shall take such actions as are necessary to cause the persons indicated in the first sentence of this Section 6.8(c) to be elected or appointed to the offices of Parent specified in the first sentence of this Section 6.8(c) at the Effective Time.

(d) During the period beginning at the Effective Time and ending on the second (2nd) anniversary of the Closing, in the event any Company Designated Director ceases to serve as a director on the Parent Board (a “Departing Company Director”), (i) the Company Designated Directors then serving on the Parent Board may propose up to two (2) individuals to replace such Departing Company Director and (ii) the Corporate Governance and Nominating Committee of the Parent Board shall reasonably consider in good faith such individuals proposed by such Company Designated Directors for inclusion in a slate of nominees to be presented to the Parent Board or shareholders of Parent, as applicable.

6.9 Acquisition Proposals.

(a) Each of Parent and the Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective executive officers and directors, and direct its and its Subsidiaries’ respective employees, agents, accountants, consultants, investment bankers, advisors and representatives (collectively and together with executive officers and directors, “Representatives”) to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the Company, in the case of Parent, or Parent, in the case of the Company, with respect to any Acquisition Proposal.

(b) Each of Parent and the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective executive officers and directors not to, and direct its and its Subsidiaries’ respective Representatives that are not executive officers or directors not to, directly or indirectly, (A) solicit, initiate, seek or support or knowingly encourage or facilitate any inquiries or proposals with respect to any Acquisition Proposal, (B) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (C) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 6.9 or solely to clarify whether any such inquiry or offer constitutes an Acquisition Proposal or (D) enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement entered into in accordance with Section 6.9(c)) relating to any Acquisition Proposal.

(c) Notwithstanding anything to the contrary set forth in Section 6.9(a) and 6.9(b), prior to the approval of the Parent Share Issuance by the shareholders of Parent by the Requisite Parent Vote or the approval of the Merger and this Agreement by the stockholders of the Company by the Requisite Company Vote, as applicable, in the event that Parent or the Company, as applicable, receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal did not result from a breach of this Section 6.9) and the Parent Board or the Company Board, as applicable, concludes in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, Parent or the Company, as applicable, may, and may permit its Subsidiaries and its Subsidiaries’ respective Representatives to furnish, or cause to be furnished, confidential or nonpublic information or data and participate in such negotiations or discussions to the extent that the Parent Board or the Company Board, as applicable, concludes in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided that, prior to providing any confidential or nonpublic information or data permitted to be provided pursuant to the foregoing provisions of this Section 6.9(c), (i) Parent or the Company, as applicable, shall have entered into a confidentiality agreement with such third party on terms no less restrictive to such person (or group of persons) than the terms of the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Parent or the Company, as applicable, and (ii) any confidential or non-public information to be provided by Parent or the Company, as applicable, to such third party shall have been previously provided, or is concurrently provided, to the Company, in the case of Parent, or Parent, in the case of the Company.

(d) Each of Parent and the Company will promptly (and, in any event, within twenty-four (24) hours after receipt) notify the Company, in the case of Parent, or Parent, in the case of the Company, in writing following its receipt after the date of this Agreement of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of, and the identity of the person making, such inquiry or Acquisition Proposal) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to the Company, in the case of Parent, or Parent, in the case of the Company, copies of all material correspondence and written materials sent or provided to Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as applicable, that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters). In furtherance of the foregoing, Parent, in the case of the Company, or the Company, in the case of Parent, will promptly (and in any event within twenty-four (24) hours after receipt) notify the Company, in the case of Parent, or Parent, in the case of the Company, in writing of any related developments, discussions and negotiations on a current basis (but in no event more than once every twenty-four (24) hours), including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each of Parent and the Company shall enforce (and shall not grant any waiver in respect of) any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party.

(e) Subject to Sections 8.1 and 8.2, if the Parent Board or the Company Board, after receiving the advice of its outside counsel and its outside financial advisor, determines in good faith that it would be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement, then such Board may effect a Change in Parent Recommendation or Change in Company Recommendation, as applicable (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board may communicate the basis for its Change in Parent Recommendation or Change in Company Recommendation, as applicable, to Parent’s shareholders or the Company’s stockholders, as applicable, in the Joint Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided that neither the Parent Board nor the Company Board may effect a Change in Parent Recommendation or a Change in Company Recommendation, as applicable, unless (i)(A) Parent or the Company, as applicable, has received an Acquisition Proposal after the date of this Agreement and prior to the receipt of the Requisite Company Vote or the Requisite Parent Vote, as applicable, that did not result from a breach of this Section 6.9 (and such proposal is not withdrawn) and the Parent Board or the Company Board, as applicable, determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such Acquisition Proposal constitutes a Superior Proposal or (B)(1) in the case of Parent, a Parent Intervening Event shall have occurred and the Parent Board determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that continuing to make the Parent Recommendation would be inconsistent with its fiduciary duties under applicable Law or (2) in the case of the Company, a Company Intervening Event shall have occurred and the Company Board determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that continuing to make the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law, (ii) Parent gives the Company, in the case of the Parent Board, or the Company gives Parent, in the case of the Company Board, at least four (4) business days’ prior written notice of its intention to take such action (such period, as it may be extended by delivery of any subsequent notices, the “notice period”) and a reasonable description of the event or circumstances giving rise to its determination to take such action (including (A) in the case of an Acquisition Proposal, the latest material terms and conditions of, and the identity of any third party making, any such Acquisition Proposal and any amendment or modification thereof or (B) in the case of a Parent Intervening Event or a Company Intervening Event, as applicable, the nature of the Parent Intervening Event or the Company Intervening Event, as applicable, in reasonable detail) and (iii) at the end of such notice period, each of the Parent Board and the Company Board, as applicable, takes into account any amendment or modification to this Agreement proposed by the Company, in the case of the Parent Board (which shall be negotiated in good faith by Parent and the Company during such period if requested by the Company), or by Parent, in the case of the Company Board (which shall be negotiated in good faith by the Company and Parent during such period if requested by Parent), and after receiving the advice of its outside counsel and its outside financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.9, except that references to “four (4) business days” shall be deemed to be references to “two (2) business days.”

(f) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” means (A) with respect to the Company, other than the transactions contemplated by this Agreement, any third-party offer or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of more than 25% of the consolidated assets of the Company and its Subsidiaries or more than 25% of the total voting power of the equity securities of the Company or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company and its Subsidiaries (each, a “Trigger Acquisition”), (ii) any tender offer (including self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning more than 25% of the total voting power of the equity securities of the Company or one (or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company and its Subsidiaries), or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transactions that results in a Trigger Acquisition by a third party, and (B) with respect to Parent, other than the transactions contemplated by this Agreement, any third-party offer or proposal relating to, or any third-party indication of interest in, any transaction described in subclauses (i) through (iii) of clause (A) of this sentence, substituting “Parent” in place of “the Company” therein.

(ii) “Change in Parent Recommendation” means any action described in the following clauses (A) through (E) with respect to the Parent Board, and “Change in Company Recommendation” means any action described in the following clauses (A) through (E) with respect to the Company Board: (A) withdrawing, changing, qualifying or modifying in any manner adverse to the other party or publicly and affirmatively proposing to withdraw, change, qualify or modify in a manner adverse to the other party, the Parent Recommendation, in the case of the Parent Board, or the Company Recommendation, in the case of the Company Board, (B) failing to include (1) in the Joint Statement, the Parent Recommendation, in the case of the Parent Board, or (2) in the Joint Statement, the Company Recommendation, in the case of the Company Board, (C) failing to recommend against acceptance of any tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Parent Common Stock, in the case of the Parent Board, or Company Common Stock, in the case of the Company Board, within the earlier of (1) the ten (10) business days specified in Rule 14e-2(a) under the Exchange Act after the commencement of such offer or (2) the period ended two (2) business days prior to the Parent Meeting or the Company Meeting, as applicable, (D) approving, resolving, adopting or recommending, or proposing publicly to approve, resolve, adopt or recommend, any Acquisition Proposal or (E) after receipt of any Acquisition Proposal by either the Company or Parent, as applicable, other than with respect to the period of up to ten (10) business days applicable to tender or exchange offers that are the subject of the immediately preceding clause (C), (1) failing to publicly reaffirm the Company Recommendation or Parent Recommendation, as applicable, or (2) failing to recommend against such Acquisition Proposal, in each case, after a request by either Parent or the Company, as applicable, to do so within the earlier of (x) five (5) business days after such request or (y) the period ended two business days prior to the Parent Meeting or the Company Meeting, as applicable; provided that the Company or Parent, as applicable, may make no more than two such requests for each Acquisition Proposal, provided further that either party may make one additional request for each modification to an Acquisition Proposal.

(iii) “Company Intervening Event” means any material event, change, development or occurrence first occurring or arising after the date of this Agreement that (A) was not known to, and was not reasonably foreseeable by the Company Board as of the date of this Agreement and did not result from a breach of this Agreement by the Company, and (B) does not relate to or involve an Acquisition Proposal; provided that in no event shall any of the following events constitute a Company Intervening Event: (1) any change, in and of itself, in the trading price or trading volume of the Company Class A Common Stock or Parent Common Stock, or any change in credit ratings or ratings outlook, in and of itself, for the Company or Parent, as applicable, or any of their respective Subsidiaries (but not including, in each case, the underlying causes thereof); (2) any changes, effects or developments arising out of, or resulting from or in connection with, the United Kingdom’s withdrawal from the European Union; (3) the fact, in and of itself, that the Company or Parent exceeds or fails to meet or exceed analyst earnings projections, earnings guidance or internal financial forecasts (but not including, in each case, the underlying causes thereof); and (4) compliance with or performance under this Agreement or the transactions contemplated by this Agreement.

(iv) “Company Recommendation” means the recommendation of the Company Board (and including such recommendation in the Joint Statement) that the stockholders of the Company adopt and approve this Agreement and the transactions contemplated herein at the Company Meeting.

(v) “Parent Intervening Event” means any material event, change, development or occurrence first occurring or arising after the date of this Agreement that (A) was not known to, and was not reasonably foreseeable by, the Parent Board as of the date of this Agreement and did not result from a breach of this Agreement by Parent, and (B) does not relate to or involve an Acquisition Proposal; provided that in no event shall any of the following events constitute a Parent Intervening Event: (1) any change, in and of itself, in the trading price or trading volume of the Parent Common Stock or Company Class A Common Stock, or any change in credit ratings or ratings outlook, in and of itself, for Parent or the Company, as applicable, or any of their respective Subsidiaries (but not including, in each case, the underlying causes thereof); (2) any changes, effects or developments arising out of, or resulting from or in connection with, the United Kingdom’s withdrawal from the European Union; (3) the fact, in and of itself, that Parent or the Company exceeds or fails to meet or exceed analyst earnings projections, earnings guidance or internal financial forecasts (but not including, in each case, the underlying causes thereof); and (4) compliance with or performance under this Agreement or the transactions contemplated by this Agreement.

(vi) “Parent Recommendation” means the recommendation of the Parent Board (and including such recommendation in the Joint Statement) that the shareholders of Parent approve the Parent Share Issuance at the Parent Meeting.

(vii) “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (substituting “50%” for “25%” in the definition thereof) which the Parent Board or the Company Board, as applicable, has determined in good faith, after receiving the advice of its outside counsel and its outside financial advisor, taking into account all factors that the Parent Board or the Company Board considers relevant, including legal, financial, regulatory and other aspects of such offer or proposal and the person making the proposal, (i) would be more favorable, from a financial point of view, to the holders of the Parent Common Stock, in the case of Parent, or holders of Company Common Stock, in the case of the Company, than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement) and (ii) is reasonably capable of being consummated, taking into account all financial, regulatory, legal and other aspects of such proposal.

(g) Nothing contained in this Agreement shall prohibit Parent, the Parent Board or any committee of the Parent Board, or the Company, the Company Board or any committee of the Company Board, as applicable, from (i) taking and disclosing to the shareholders of Parent or the stockholders of the Company, as applicable, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of Parent or the stockholders of the Company, as applicable, that is required by applicable Law; provided that, if such disclosure would constitute a Change in Parent Recommendation or a Change in Company Recommendation, the provisions in this Agreement applicable to a Change in Parent Recommendation or a Change in Company Recommendation shall apply; it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Parent Recommendation or a Change in Company Recommendation. To the extent permissible under applicable Law, Parent or the Company, as applicable, shall take such actions as it is required to take pursuant to this Section 6.9 in connection with a Change in Parent Recommendation or a Change in Company Recommendation, as applicable, prior to making any disclosure contemplated by this Section 6.9(g) that would be or would be deemed to be a Change in Parent Recommendation or a Change in Company Recommendation, as applicable.

6.10 Public Announcements. The Company and Parent shall (a) develop a joint communications plan, (b) ensure that all press releases and, to the extent reasonably practicable, other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of (i) any announcement (A) required by applicable Law or (B) required or requested by a Governmental Entity, (ii) communications that are substantially similar to communications previously approved pursuant to this Section 6.10, or (iii) any announcement required pursuant to any listing agreement with or rules of any securities exchange, consult with each other and obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent reasonably practicable, otherwise making any written public statement with respect to this Agreement or the transactions contemplated hereby.

6.11 Takeover Statutes. Neither the Company nor Parent shall take any action that would cause any Takeover Statute to become applicable to any of the Transaction Agreements or any related agreement or the Company’s ability to consummate the transactions contemplated hereby or thereby, including the Merger, and each of Parent and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated by the Transaction Agreements or any related agreement from any applicable Takeover Statute now or hereafter in effect to the extent permissible thereunder. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated by any of the Transaction Agreements or any related agreement, including the issuance of shares of Parent Common Stock pursuant to the Parent Share Issuance, each of Parent and the Company will grant such approvals and take such actions as are necessary to the extent permissible thereunder so that the transactions contemplated by such Transaction

Agreements or any related agreement, including the issuance of shares of Parent Common Stock pursuant to the Parent Share Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by any of the Transaction Agreements.

6.12 Exemption from Liability Under Section 16(b). The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Class A Common Stock and Company Equity Awards in the Merger and other transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.12. The Parent Board and the Company Board, or a committee solely of two or more non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly after the date of this Agreement, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any acquisitions or dispositions of Company Class A Common Stock or Company Equity Awards by Company Insiders and (ii) any acquisitions of Parent Common Stock or any derivatives thereof, including Parent Equity Awards, by any Company Insiders who, immediately following the Merger, will be officers or directors of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case of clauses (i) and (ii), pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

6.13 Litigation and Claims. Each of Parent and the Company shall promptly notify the other party in writing of any Action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or threatened in writing against Parent, the Company or any of their respective Subsidiaries or affiliates (other than any negotiations or proceedings in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 2.3) that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company, or their respective Subsidiaries or affiliates with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company and Parent shall give the other party the opportunity to participate, at such party’s own expense, in the defense or settlement of any stockholder litigation against the Company and/or its directors or affiliates or Parent and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s or the Company’s, as applicable, prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.14 Financing.

(a) To the extent that Parent does not have cash currently available that is sufficient to enable it to consummate the Merger, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary, proper or advisable to arrange and procure and have available, as of the Closing, funds sufficient to pay the Required Amount. In furtherance of the foregoing, Parent shall use its reasonable best efforts to (i) maintain in full force and effect the Commitment Letter, (ii) satisfy on a timely basis (or, if deemed advisable by Parent, seek a waiver of) all conditions set forth in the Commitment Letter, (iii) cause the Financing Sources to fund, subject to the satisfaction or waiver of the conditions set forth in the Commitment Letter, the Financing on or before the Closing Date, (iv) negotiate and enter into the definitive agreements with respect to the Financing (collectively, the “Debt Documents”) (and maintain in effect and comply in all material respects with the terms thereof) on terms and conditions contemplated by the Commitment Letter (or, if available, on other terms that (1) would not reasonably be expected to materially delay or adversely affect the ability of Parent to consummate the transactions contemplated hereby and (2) are not less favorable to Parent than the terms and conditions (including “flex” provisions) described in the Commitment Letter), which agreements shall be in effect no event later than the Closing (provided that, any Debt Documents relating to any bridge facility shall not be required until reasonably necessary in connection with the funding of the Financing), (v) enforce its rights under the Commitment Letter and the Debt Documents in the event of a breach by any Financing Source under the Commitment Letter or Debt Documents relating thereto (it being understood and agreed that under no circumstances shall this clause (v) be construed to require Parent, Merger Sub or any of their respective affiliates to initiate or maintain any Action against any Financing Source) and (vi) furnish to the Company copies of all executed material Debt Documents (and, upon the reasonable written request of the Company, drafts thereof to the extent reasonably practicable). Prior to the Closing, Parent shall not agree to, or permit, any amendment, replacement, modification or supplement of, or waiver under, the Commitment Letter (it being understood that the exercise of any “flex” provisions shall not be deemed to be an amendment, replacement, modification, supplement or waiver) without the prior written consent of the Company, in each case, which would: (A) reduce the net cash proceeds of the Financing provided for in the Commitment Letter (including by changing the amount of fees or original issue discount contemplated by the Commitment Letter) to an amount such that Parent will not have available, as of the Closing, funds sufficient to pay the Required Amount; (B) adversely expand the conditions to the funding of the Financing beyond those expressly set forth in the Commitment Letter, adversely amend or modify any of such conditions (including by making any such conditions less likely to be satisfied) or impose any new or additional condition to the receipt or funding of the Financing at the Closing, in each case, in a manner that would or would be reasonably likely to make it less likely that the Financing would be funded or would otherwise prevent, materially delay or impair the transactions contemplated by this Agreement or otherwise adversely affect the ability of Parent to consummate the transactions contemplated herein; or (C) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against any of the Financing Sources; provided that Parent and Merger Sub may amend, supplement or modify the Commitment Letter with respect to “flex” rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Commitment Letter as of the date of this Agreement. Parent shall deliver to the Company true, correct and complete copies of any amendment, modification, supplement, consent or waiver to or under the Commitment Letter as promptly as practicable after execution thereof. Without limiting the foregoing provisions of this Section 6.14, if any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment

Letter (after taking into account “flex” provisions), Parent shall use reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, on terms and conditions (including fees and the “flex” provisions) not less favorable, taken as a whole, than those set forth in the Commitment Letter (in the reasonable judgment of Parent), in an amount such that Parent will have available, as of the Closing, funds sufficient to pay the Required Amount (“Alternative Financing”) and, for all purposes of this Agreement, all references to the Financing (including the Financing Sources) shall be deemed to include such Alternative Financing (and the financial institutions and other entities with respect to such Alternative Financing) and all references to the Commitment Letter shall include the applicable commitment documents for the Alternative Financing. Parent shall provide a true, correct and complete copy of the commitment letter and related fee letter with respect to any such Alternative Financing to the Company (with only fee amounts and other economic terms, and the rates and amounts included in the “flex” provisions, redacted in a customary manner for transactions of this nature, none of which redacted provisions would reasonably be expected to adversely affect the conditionality, availability, enforceability, termination or amount of the Financing) as promptly as practicable after execution thereof. Notwithstanding anything to the contrary in this Agreement, compliance by Parent with this Section 6.14(a) shall not relieve Parent or Merger Sub of their obligation to consummate the transactions contemplated by this Agreement, whether or not the Financing is available. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.14 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees to sources of debt in excess of those contemplated by the Commitment Letter. Parent shall, upon the reasonable written request of the Company, keep the Company informed on a reasonably current basis in reasonable detail of any material developments in its efforts to arrange the Financing.

(b) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to provide to Parent, at Parent’s sole cost and expense, all cooperation as is reasonably requested by Parent in connection with arranging, underwriting, obtaining, syndicating and consummating the Financing, including: (i) as promptly as reasonably practicable, furnishing Parent and the Financing Parties with (A) such financial statements, financial data, audit reports and other financial information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act for registered offerings of debt securities on a Form S-3 of the type contemplated by the Commitment Letter, such financial statements to include (1) audited consolidated balance sheets and related statements of operations, comprehensive income (loss), equity and cash flows and related notes thereto of the Company for the three (3) fiscal years most recently ended at least sixty (60) days prior to the Closing Date (it being acknowledged that Parent has received such financial statements for the fiscal years of the Company ended December 31, 2018, December 31, 2017 and December 31, 2016) and (2) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss), equity and cash flows and related notes thereto of the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year) (it being acknowledged that Parent has received such financial statements for the fiscal quarters of the Company ended March 31, 2018, June 30, 2018 and September 30, 2018) (other than customary exceptions in the case of a Rule 144A offering of high-yield debt securities, including, without limitation, the requirements of Sections 3-10 and 3-16 of Regulation S-X, Item 402 of Regulation S-K and information regarding executive compensation), (B) information regarding the Company and its Subsidiaries customarily included in information memoranda and other syndication materials for bank credit facilities, and (C) all other historical financial information regarding the Company reasonably required by Parent to permit Parent to prepare customary pro forma financial statements to the extent required by SEC rules and regulations or necessary or reasonably required by Parent or the Financing Sources to be included in any marketing materials or offering documents or of the type required by the Commitment Letter (collectively, the “Required Information”) required to consummate the Financing; provided that, without limiting the foregoing, the Company shall not be obligated to prepare any pro forma financial information or projections (for which, for the avoidance of doubt, Parent shall be solely responsible), (ii) making appropriate members of senior management of the Company available at reasonable times and locations and upon reasonable prior notice, to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with Financing Parties and potential Financing Parties), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other syndication activities, (iii) assisting Parent and its Financing Parties in the preparation of customary and appropriate (A) offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents reasonably required for the Financing and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts of Parent and the Financing Parties, including, to the extent applicable, obtaining customary representation and authorization letters and arranging for customary auditor consents for use of the Required Information and other financial data in the marketing and offering documentation, including any registration statement filed with the SEC in connection with the Financing, (v) assisting in obtaining or updating corporate and facility credit ratings, (vi) using reasonable best efforts to cause the Company’s independent registered accounting firm and internal and/or external counsel of the Company to provide assistance to Parent, including in connection with comfort letters and opinions of counsel to be delivered in connection with the Financing, including by (A) using reasonable best efforts to cause the Company’s independent registered accounting firm to provide customary comfort letters (including “negative assurance” comfort and change period comfort) in connection with any capital markets transaction comprising a part of the Financing (including any offering or private placement of debt securities pursuant to Rule 144A) to the applicable Financing Parties and to participate in a reasonable number of due diligence sessions and (B) providing customary back-up certificates, (vii) reasonably cooperating with internal and external counsel of Parent or any Financing Party in connection with providing back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Financing, (viii) providing, as promptly as practicable, and in any event at least five (5) business days prior to the Closing, to the extent requested in writing at least ten (10) business days prior to the Closing, all documentation and other information regarding the Company and its Subsidiaries that any Financing Party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), (ix) assisting in the negotiation and preparation of, and executing and delivering, any credit agreement, indenture, note, purchase agreement, underwriting agreement, pledge and security documents, guarantees, hedging agreement, customary closing certificates and any other certificates, exhibits, schedules, letters and documents as may be reasonably requested by Parent, in each case contemplated in connection with the Financing, (x) facilitating Parent to benefit from the existing lending relationship of the Company and its Subsidiaries, (xi) informing Parent, as promptly as practicable, if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board shall have actual knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable or under active consideration and (xii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available on the Closing Date. For the avoidance of doubt, to most effectively access the financing markets, Parent may require the cooperation of the Company and its Subsidiaries under this Section 6.14 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing Date.

(c) All documentation prepared by the Company, its Subsidiaries and/or any of their respective Representatives in connection with this Section 6.14 shall be subject to the prior review, comment and approval of Parent.

(d) The actions contemplated in this Section 6.14 with respect to the Financing shall not (i) require such cooperation from the Company to the extent it would require the Company, any of its Subsidiaries, or any of its or their respective Representatives, to incur any monetary liability, pay any fees, reimburse any expenses, or provide any indemnity, in each case, prior to the Closing that is not contingent on the Closing or for which Parent is not obligated to reimburse or indemnify the Company or its Subsidiaries under this Agreement, or take any actions that would cause the Company or any of its Subsidiaries to breach this Agreement or become unable to satisfy a condition to the Closing, (ii) involve any binding commitment or agreement by the Company, any of its Subsidiaries, or any of its or their respective Representatives (other than customary authorization and representation letters and other than other actions by officers or directors continuing employment with Parent following the Closing that, in the case of such other actions, are contingent upon the Closing and would not be effective prior to the Closing) which commitment or agreement is not conditioned on the Closing and does not terminate without liability to the Company, any of its Subsidiaries, or any of its or their respective Representatives upon the termination of this Agreement, (iii) require such cooperation to the extent it would unreasonably interfere with the operations or business of the Company, (iv) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to provide any information the disclosure of which is prohibited or restricted by applicable Law, (v) require the Company, its Subsidiaries or any of their respective Representatives to take any action that will conflict with, or violate, the organizational or governance documents of such person or any applicable Law or orders or result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or default under, any material contract to which the Company or any of its Subsidiaries is a party or (vi) require the Company or any of its Subsidiaries to (A) pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument or take any other corporate action with respect to the Financing that is not contingent on the Closing or that would be effective prior to the Effective Time or (B) provide or cause its legal counsel to provide any legal opinions.

(e) Parent (i) will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company and its Subsidiaries in connection with any cooperation requested by Parent from the Company or its Subsidiaries under this Section 6.14 (provided that such reimbursement shall not include general auditor and legal expenses that the Company would have incurred regardless of whether cooperation was requested pursuant to this Section 6.14), (ii) acknowledges and agrees that, except for obligations from and after the Closing that arise under the definitive agreements governing the Financing or closing certificates relating to the Financing, the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to, any person under any arrangement with respect to the Financing that Parent may request in connection with the transactions contemplated by this Agreement and (iii) will indemnify and hold harmless the Company and its affiliates from and against any and all losses actually suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information provided or used in connection therewith (other than to the extent suffered, incurred or arising as a result of (x) information provided by or on behalf of the Company, its Subsidiaries or any of their respective affiliates or Representatives in connection with the Financing, (y) a material breach of this Agreement by the Company, its Subsidiaries or any of their respective affiliates or Representatives or (z) the bad faith, willful misconduct, gross negligence or fraud of the Company, its Subsidiaries or any of their respective affiliates or Representatives).

(f) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill.

(g) For purposes of this Agreement:

(i) “Financing Sources” means the parties named in the Commitment Letter or any joinder agreements thereto (or any similar agreement pursuant to which the Commitment Letter is modified solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Commitment Letter as of the date hereof) (and their respective successors and permitted assigns) as having committed to provide or arrange any portion of the Financing; and

(ii) “Financing Parties” means the persons (other than Parent or any of its Subsidiaries) that have committed to provide or arrange any portion of any Financing or have otherwise entered into agreements in connection with any Financing or other financing in connection with the transactions contemplated hereunder and the parties to any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement in connection with the Financing, including any Financing Source, and any arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or similar representative in connection with any portion of the Financing, together with, in each case, their respective affiliates, and their and their respective affiliates’ Representatives.

6.15 Transition. As promptly as reasonably practicable after the date hereof, and in all cases subject to applicable Law, upon the reasonable request of Parent, the Company shall, and shall cause its Subsidiaries to, during normal business hours, reasonably cooperate with Parent and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Parent. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business consistent with past practices, and subject to any requirements under applicable Law, the Company shall use reasonable best efforts to cause the employees and officers of the Company and its Subsidiaries to take reasonable actions and assist Parent in performing all tasks, including providing assistance with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion), reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Parent. Neither the Company nor any of its Subsidiaries shall be required to take any action under this Section 6.15 if such action would unduly disrupt the Company’s business.

6.16 Stock Exchange Delisting.

(a) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Class A Common Stock from the NYSE and the deregistration of the Company Class A Common Stock under the Exchange Act effective as of immediately following the Effective Time.

(b) Prior to the Closing Date, the Company shall use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to cause the listing of the Company Class A Common Stock on the standard segment of the Official List of the FCA and admission to trading of the Company Class A Common Stock on the main market of the LSE for listed securities to be cancelled, effective prior to, but in no event later than, the Effective Time.

6.17 Employee Cooperation. Between the date of this Agreement and the Closing Date, the Company and Parent shall, and subject in all cases to applicable Law, (a) work together in good faith to identify key employees of the Company and the Company Subsidiaries and Parent and the Parent Subsidiaries (such employees, “Key Employees”), including providing any information as reasonably requested by Parent or the Company, as applicable, about individual employees and groups of employees with respect to their roles, job descriptions, performance, compensation levels, retention risk factors and other similar information, and (b) to the extent determined by the parties to be reasonable and appropriate in light of mutual retention and incentive objectives, cooperate in good faith to help establish and implement any employee retention and transition incentive programs designed to encourage the retention and performance of Key Employees.

6.18 Tax Matters. For U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) with respect to the Merger (or any Alternative Transaction), this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In the event that Opinion Counsel is not able to deliver the Tax Opinion with respect to the Merger, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to (i) cause the Surviving Corporation to, immediately following the Merger, merge with and into a newly-formed limited liability company wholly-owned by Parent and treated as a disregarded entity for U.S. federal income tax purposes, in a transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321, which, taken together with the Merger, qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) if necessary or helpful to implement the transactions described in clause (i), cause a new holding company to acquire the Company (in a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code) prior to the Merger and to participate in the Merger and the transaction described in clause (i) in lieu of the Company (each of the transaction described in clause (ii) of this sentence, and the Merger taken together with the transaction described in clause (i) of this sentence, an “Alternative Transaction”); provided, however, that any actions taken pursuant this sentence (A) shall not (1) without the consent of the Company and Parent, alter or change the amount, nature or mix of the Merger Consideration or (2) impose any material incremental economic costs on Parent or the Company or reduce the anticipated benefits to Parent or the Company of the Merger or the other transactions contemplated hereby in any material respect and (B) shall be capable of consummation by the Termination Date. Each of the Company and Parent shall, and Parent shall cause Merger Sub to, cooperate with one another and Opinion Counsel in obtaining (x) an opinion of Opinion Counsel, addressed to the Company and dated as of the Closing Date, substantially to the effect that, for U.S. federal income tax purposes, the Merger or any Alternative Transaction will constitute a “reorganization” within the meaning of Section 368 of the Code, and (y) any similar opinion to be delivered in connection with the filing of the S-4 (each, a “Tax Opinion”). In connection therewith, each of the Company and Parent shall use their reasonable best efforts to deliver to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), or another nationally recognized law firm engaged by the Company (together with Skadden, “Opinion Counsel”), representation letters, in form and substance reasonably acceptable to Opinion Counsel. Each such representation letter shall be dated as of the Closing Date or such time or times as may be reasonably requested by Opinion Counsel. If Opinion Counsel delivers a Tax Opinion at the Closing, Parent and the Company shall not, and shall cause their Subsidiaries not to, take any position inconsistent with the conclusions of such Tax Opinion on any Tax Return or otherwise for Tax purposes.

6.19 Treatment of Company Indebtedness. At least two business days prior to the Closing Date, the Company will use its reasonable best efforts to cause to be delivered to Parent a payoff letter required to effect or evidence the release described in clause (ii) below (the “Payoff Letter”), in customary form, to be executed and delivered as of the Closing by the administrative agent (the “Existing Agent”) under the Company’s Third Amended and Restated Loan Agreement dated as of January 16, 2018 (as amended prior to the date hereof, the “Existing Credit Agreement”), which shall (i) indicate the total amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Existing Credit Agreement (other than for customary indemnity and other contingent obligations that expressly survive by their terms) (such amount, the “Payoff Amount”), (ii) provide for the release, upon payment of the Payoff Amount at the Closing (or replacement, cash collateralization or backstop of existing letters of credit), of all liens of the Existing Agent securing obligations under the Existing Credit Agreement over the properties and assets of the Company and each of its Subsidiaries (other than any cash that is used to cash collateralize existing letters of credit, if applicable) that constitute collateral under the Existing Credit Agreement and any equity interests of the Company or any of its Subsidiaries that constitute collateral under the Existing Credit Agreement and (iii) evidence the termination or other satisfaction, upon payment of the Payoff Amount at the Closing (or replacement, cash collateralization or backstop of existing letters of credit), of all obligations under the Existing Credit Agreement (other than for customary indemnity obligations that expressly survive by their terms). The Company shall deliver (by the applicable date required under the terms of the Existing Credit Agreement) any notices (including notices of prepayment) necessary to permit the prepayment, payoff, discharge and termination in full at the Closing of all indebtedness under the Existing Credit Agreement on the Closing Date.

6.20 Exchange of Class B Units. The Company shall, or shall cause one of its Subsidiaries to effect, concurrently with the Closing and effective immediately prior to the Closing, the mandatory exchange of any outstanding Class B Units for Company Class A Common Stock, pursuant to Section 2.1(b) of the Exchange Agreement and the resulting cancellation of the Class B Units and Class B Common Stock pursuant to Sections 2.1(b) and (c) of the Exchange Agreement, Section 3.2(a)(1) of the Second Amended and Restated Limited Liability Company Agreement of Worldpay Holding, LLC and Article IV, Section (3)(e)(3) of the Company Charter.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval and Shareholder Approval. This Agreement shall have been adopted by the stockholders of the Company by the Requisite Company Vote, and the Parent Share Issuance shall have been approved by the shareholders of Parent by the Requisite Parent Vote.

(b) Stock Exchange Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Prospectus. A Prospectus in relation to the Parent Common Stock shall, if required by the Prospectus Rules, have been approved by the FCA or other applicable Governmental Entity and made available to the public in accordance with the Prospectus Rules.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(f) Requisite Regulatory Approvals. (i) (A) Any applicable waiting period under the HSR Act shall have been expired or been earlier terminated and any timing agreement delaying the Closing entered into in connection therewith shall have expired (the “HSR Clearance”) and (B) all other authorizations, consents, orders, approvals, filings and declarations (and all other expirations of waiting periods) required pursuant to other antitrust or competition Laws of non-U.S. jurisdictions set forth in Section 7.1(f)(i)(B) of the Parent Disclosure Schedule, shall have been obtained, and (ii) those regulatory approvals set forth in Section 7.1(f)(ii) of the Parent Disclosure Schedule shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (such approvals, in the foregoing clauses (i) and (ii), together, the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth (i) in Sections 3.2(a) and 3.8(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and (except to the extent such representations and warranties are made solely as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 3.1(a), 3.3(a) and 3.7 (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties are made solely as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in Article III shall be true and correct (determined without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) as of the date of this Agreement and (except to the extent such representations and warranties are made solely as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for any failure(s) of such representations and warranties to be so true and correct that, either individually or in the aggregate, has not had or would not reasonably be likely to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, the obligations required to be performed and complied with by it under this Agreement at or prior to the Closing (other than the obligations required under Section 6.20, if applicable, which shall have been performed and complied with in all respects at or prior to the Closing), and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth (i) in Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and (except to the extent such representations and warranties are made solely as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 4.1(a), 4.3(a) and 4.7 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties are made solely as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in Article IV shall be true and correct (determined without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) as of the date of this Agreement and (except to the extent such representations and warranties are made solely as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for any failure(s) of such representations and warranties to be so true and correct that, either individually or in the aggregate, has not had or would not reasonably be likely to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied with, in all material respects, the obligations required to be performed and complied with by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company if (i) any Governmental Entity required to grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger (unless the occurrence of the foregoing clauses (i) or (ii) shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the covenants and agreements of such party set forth herein);

(c) by either Parent or the Company if the Merger shall not have been consummated on or before March 17, 2020 (the “Initial Termination Date,” and, as it may be extended below, the “Termination Date”); provided that, if, on the Initial Termination Date, any of the Requisite Regulatory Approvals shall not have been obtained and all of the other conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), the Initial Termination Date may be extended by either Parent or the Company to June 17, 2020 (the “Extended Termination Date”) on written notice to the other party on or by the Initial Termination Date; provided further that, notwithstanding the foregoing, if the failure of the Closing to occur by the Initial Termination Date or the Extended Termination Date, as applicable, shall be due to the failure of the party seeking to terminate this Agreement or to extend the Termination Date, as applicable, to perform or observe the covenants and agreements of such party set forth herein, such party shall not have the right to seek to terminate this Agreement or to extend the Termination Date, as applicable;

(d) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in Article III on the part of the Company, in the case of a termination by Parent, or in Article IV on the part of Parent or Merger Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the date on which the Closing would otherwise have been required to occur pursuant to Section 1.2, the failure of a condition set forth in Section 7.2(a) or 7.2(b), in the case of a termination by Parent, or Section 7.3(a) or 7.3(b), in the case of a termination by the Company, and which (i) is not cured within the earlier of (A) the Termination Date and (B) sixty (60) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or (ii) by its nature or timing cannot be cured;

(e) by Parent prior to such time as the Requisite Company Vote is obtained, if the Company Board shall have (i) failed to recommend in the Joint Statement that the stockholders of the Company adopt this Agreement, (ii) effected a Change in Company Recommendation or (iii) submitted this Agreement to holders of Company Common Stock for adoption without a recommendation for adoption;

(f) by the Company prior to such time as the Requisite Parent Vote is obtained, if the Parent Board shall have (i) failed to recommend in the Joint Statement that the shareholders of Parent approve the Parent Share Issuance, (ii) effected a Change in Parent Recommendation, or (iii) submitted the Parent Share Issuance to holders of Parent Common Stock for approval without a recommendation for approval;

(g) by either Parent or the Company if the Requisite Company Vote shall not have been obtained by the time that the duly convened Company Meeting (including any adjournments or postponements thereof) shall have been concluded; or

(h) by either Parent or the Company if the Requisite Parent Vote shall not have been obtained by the time that the duly convened Parent Meeting (including any adjournments or postponements thereof) shall have been concluded.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected and the basis for such termination, described in reasonable detail.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided that (i) Section 6.2(b), Section 6.2(d), Section 6.14 and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its intentional fraud in the making of its representations and warranties in Article III or Article IV, as applicable, or its willful and material breach (with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would reasonably be expected to result in a breach) of any of its covenants or agreements contained in this Agreement.

(b) (i) In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to the Company Board or directly to the Company’s stockholders generally or any person shall have publicly announced a bona fide Acquisition Proposal with respect to the Company, (B) such Acquisition Proposal shall not have been withdrawn, (C) thereafter this Agreement is terminated (1) by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained, (2) by either Parent or the Company pursuant to Section 8.1(g), as a result of the Requisite Company Vote not having been obtained, or (3) by Parent pursuant to Section 8.1(d), and (D) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement providing for, or consummates, a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $1,000,000,000.00 (the “Termination Fee”); provided that, for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and, in any event, within three (3) business days thereafter).

(c) (i) In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made to the Parent Board or directly to Parent’s shareholders generally or any person shall have publicly announced a bona fide Acquisition Proposal with respect to Parent, (B) such Acquisition Proposal shall not have been withdrawn, (C) thereafter this Agreement is terminated (1) by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Parent Vote having been obtained, (2) by either Parent or the Company pursuant to Section 8.1(h), as a result of the Requisite Parent Vote not having been obtained, or (3) by the Company pursuant to Section 8.1(d), and (D) prior to the date that is twelve (12) months after the date of such termination, Parent enters into a definitive agreement providing for, or consummates, a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Parent shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay the Company, by wire transfer of same day funds, a fee equal to the Termination Fee; provided that, for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f), then Parent shall pay, or cause to be paid, to the Company, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and, in any event, within three (3) business days thereafter).

(d) The parties hereby agree that, if payable, the Termination Fee shall constitute liquidated damages and not a penalty and, in the event of a termination of this Agreement under circumstances where the Termination Fee is payable, receipt of the Termination Fee by the Company or Parent, as applicable, shall be the sole and exclusive remedy for damages against the other party and the Financing Parties for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the transactions contemplated hereby to be consummated, except in the circumstances set forth in clause (ii) of the proviso set forth in Section 8.2(a). In no event shall either the Company or Parent, as applicable, be obligated to pay more than one (1) Termination Fee.

(e) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either Parent or the Company fails promptly to pay the amount due pursuant to this Section 8.2 when due, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit which results in a final, non-appealable judgment of a Chosen Court against Parent or the Company, as applicable, for the Termination Fee or any portion thereof, Parent or the Company, as applicable, shall (i) pay the costs and expenses of the Company or Parent, as applicable (including reasonable attorneys’ fees and expenses), in connection with such suit and (ii) pay interest on any overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The parties hereto further acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.13.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards, as applicable, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Parent or the stockholders of the Company; provided, however, that, after the approval of the Parent Share Issuance by the shareholders of Parent or the adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such shareholders or stockholders, as applicable, any amendment of this Agreement that requires further shareholder or stockholder approval under applicable Law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties and duly approved by the parties’ respective Boards or a duly authorized committee thereof. Notwithstanding anything to the contrary in this Agreement, none of the provisions of which the Financing Parties are expressly made third-party beneficiaries pursuant to Section 9.12 (and in each case any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any such provisions) may be modified, amended or waived in a manner adverse to any Financing Party without the prior written consent of the relevant Financing Party.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after the approval of the Parent Share Issuance by the shareholders of Parent or the adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such shareholders or stockholders, as applicable, any extension or waiver of this Agreement or any portion thereof that requires further shareholder or stockholder approval under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except (a) with respect to (i) costs and expenses of printing and mailing the Joint Statement or the Prospectus, if applicable and all filing and other fees paid to the SEC or FCA, as applicable, in connection with the Merger and (ii) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees), in each case, which shall be borne equally by Parent and the Company, and (b) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Merger Sub, to:

Fidelity National Information Services, Inc.

601 Riverside Ave., T-12

Jacksonville, FL 32204

Attention: Marc M. Mayo

E-mail:     marc.mayo@fisglobal.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Robert S. Rachofsky, Esq.

                  Adam M. Turteltaub, Esq.

E-mail:     rrachofsky@willkie.com

                  aturteltaub@willkie.com

and

if to the Company, to:

Worldpay, Inc.

8500 Governor’s Hill Drive

Maildrop 1GH1Y1

Cincinnati, OH 45249-1384

Attention:  Jared M. Warner

E-mail:      jared.warner@worldpay.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Peter Allan Atkins, Esq.

                 David C. Ingles, Esq.

                 Sven G. Mickisch, Esq.

E-mail:     peter.atkins@skadden.com

                 david.ingles@skadden.com

                 sven.mickisch@skadden.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “hereof,” “hereby,” “herein,” “hereunder” or similar terms are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular Article or Section in which such words appear. Whenever the words “to the extent” are used in this Agreement, they shall mean “the degree by which” and not merely “if.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership (or series thereof), limited liability company (or series thereof), joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, and (d) the term “made available” means any document or other information that was (i) provided by one party or its Representatives to the other party or its Representatives, (ii) included in the virtual data room of a party or (iii) filed by a party with the SEC and publicly available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, not less than one (1) day prior to the execution and delivery of this Agreement. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement, incorporated herein for all purposes and included in any reference to this Agreement. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, including any rules and regulations promulgated thereunder) and reference to any section of any statute or regulation include any successor to such section. All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

9.7 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in Article III, neither the Company nor any other person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person, makes or has made to Parent, Merger Sub or any of their respective affiliates or Representatives, and Parent hereby confirms and agrees that neither Parent, Merger Sub or any of their respective affiliates is relying on, any representation or warranty with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in Article III, any oral or written information presented to Parent, Merger Sub or any of their respective affiliates or Representatives, including during the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Company acknowledges and agrees that none of Parent, Merger Sub or any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

(b) Except for the representations and warranties made by Parent and Merger Sub in Article IV, none of Parent, Merger Sub nor any other person makes any express or implied representation or warranty with respect to any of Parent, its Subsidiaries (including Merger Sub), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other person makes or has made to the Company or any of its affiliates or Representatives, and the Company hereby confirms and agrees that neither the Company nor any of its affiliates is relying on, any representation or warranty with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent,

Merger Sub, any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Sub in Article IV, any oral or written information presented to the Company or any of its affiliates or Representatives, including during the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

9.8 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto and any certificates executed or delivered by any of the parties pursuant hereto) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY DISPUTE INVOLVING ANY FINANCING PARTY OR ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law that would cause the application of the laws of any jurisdiction other than the State of Delaware (except that matters relating to the fiduciary duties of the Parent Board shall be governed and construed in accordance with the laws of the State of Georgia).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

(c) Notwithstanding anything in this Agreement to the contrary, each party hereto acknowledges and irrevocably agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) involving any of the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, the Financing, the Commitment Letter or any other agreement relating to the Financing, or the performance thereof or the financings contemplated thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the conflict of law principles thereof to the extent that such principles would have the effect of applying the laws of, or directing a matter to, another jurisdiction, and each party agrees not to bring or support, or permit any of its affiliates to bring or support, any person in any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing, the Commitment Letter or any other agreement relating to the Financing, or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court.

9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise, other than, following the Closing, by operation of law in a merger) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, and Section 9.16, which is intended to benefit each Company Party to the extent set forth therein, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

The representations and warranties in this Agreement are qualified by disclosures set forth in public filings and the applicable disclosure schedule and are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.6 and the last sentence of Section 9.2, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement. Notwithstanding the foregoing, each of the Financing Parties shall be an express third-party beneficiary of and shall be entitled to rely on Section 8.2(d), the last sentence of Section 9.2, Section 9.10, Section 9.11(c), this sentence of this Section 9.12 and Section 9.16 and each of the Financing Parties may enforce such provisions. No assignment or purported assignment of this Agreement by any party hereto shall be valid if and to the extent such assignment adversely affects the treatment of the Merger under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent executed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, in no event shall any Financing Party have any liability or obligation to, or be subject to any action, suit, proceeding or claim from the Company, its affiliates, or its or its affiliates’ respective former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents or Representatives (collectively, the “Company Parties”) in connection with this Agreement, the transactions contemplated hereby, any Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of Company Parties will have any rights or claims against any Financing Party (solely in its capacity as a Financing Party) under this Agreement or any other agreement contemplated by, or entered into in connection with the transactions contemplated by, this Agreement, including any commitments by the Financing Parties in respect of financing the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Gary A. Norcross
Name: Gary A. Norcross
Title: President and Chief Executive Officer

WRANGLER MERGER SUB, INC.

By:	/s/ Gary A. Norcross
Name: Gary A. Norcross
Title: President and Chief Executive Officer

WORLDPAY, INC.

By:	/s/ Charles Drucker
Name: Charles Drucker
Title: Executive Chairman & Chief Executive Officer

[Signature Page — Agreement and Plan of Merger]